Exhibit 15.8

EXECUTION COPY

November 8, 2018

Deutsche Bank AG, London Branch

Winchester House

1 Great Winchester Street

London, EC2N 2DB

United Kingdom

as Initial Lender and Sole Book-Runner and Lead Arranger

Deutsche Bank Trust Company Americas

60 Wall Street, 16th Floor

Mail Stop: NYC60-1630

New York, NY 10005, U.S.A.

Attention: Project Finance Agency Services, Telecom Argentina S.A.

as Administrative Agent

Re: Telecom Argentina S.A. – Offer No. 6/2018

Dear Sirs,

Telecom Argentina S.A., a sociedad anónima organized and existing under the laws of Argentina (the “Borrower”), hereby irrevocably offers Deutsche Bank AG, London Branch, as initial lender (the “Initial Lender” and, together with each other lender party from time to time to the Term Loan Agreement referred to below, the “Lenders”), Deutsche Bank Trust Company Americas, as administrative agent (the “Administrative Agent”), Deutsche Bank AG, London Branch, as sole book-runner and lead arranger (in such capacity, the “Sole Book-Runner and Lead Arranger”, and the Borrower, the Lenders, the Administrative Agent, and the Sole Book-Runner and Lead Arranger collectively being referred to as the “Parties”), to enter into a term loan agreement in the form attached hereto as Annex I (including all exhibits and schedules thereto) (the “Offer”, and once accepted pursuant to the terms hereof, the “Term Loan Agreement”).

This Offer shall be open for acceptance in writing by the Lenders, the Administrative Agent and the Sole Book-Runner and Lead Arranger until 11:59 p.m. Buenos Aires time on November 8, 2018, unless extended in writing for an additional period of time by the Borrower (the “Expiration Date”); forthwith after the Expiration Date, this Offer shall automatically lose all force and effect.

Upon delivery of a written letter of acceptance of the Offer substantially in the form attached hereto as Annex II, on or before the Expiration Date, the Term Loan Agreement shall become in full force and effect subject to the terms and conditions set forth in Annex I as if the Parties had executed and delivered the same and shall be legally binding upon, and enforceable against, each and all of the Parties, and each and all of them shall become parties to the Term Loan Agreement.  The Term Loan Agreement shall be deemed entered into as of the date of the acceptance of the Initial Lender, the Administrative Agent and the Sole Book-Runner and Lead Arranger.

This Offer shall be governed by, and interpreted in accordance with, the law of the State of New York (without regard to conflicts of law principles other than sections 5-1401 and 5-1402 of the New York general obligations law).

We hereby agree that the delivery of the acceptance notice and service of all notices, writs, process and summons in any suit, action or proceeding brought in connection with this Offer may be made upon us by service to the address, and in the manner, set forth in Section 9.2 of Annex I hereto.

[Signature page follows]

2

Sincerely,

TELECOM ARGENTINA S.A., as Borrower

By:	/S/ JUAN M. VICO
Name: Juan M. Vico
Title: Attorney-in-fact

By:	/S/ GABRIEL PABLO BLASI
Name: Gabriel Pablo Blasi
Title: Chief Financial Officer

[Signature Page to Term Loan Agreement Offer Letter]

ANNEX I

TERM LOAN AGREEMENT

among

TELECOM ARGENTINA S.A.,

as Borrower,

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Administrative Agent,

the LENDERS party hereto from time to time

and

DEUTSCHE BANK AG, LONDON BRANCH,

as Sole Book-Runner and Lead Arranger

TERMS AND CONDITIONS OF THE TERM LOAN AGREEMENT

TABLE OF CONTENTS (continued)

TABLE OF CONTENTS (continued)

SCHEDULES AND EXHIBITS

Schedule 2.1(a)	Commitments

Schedule 5.1(d)(i)	Form of Quarterly Compliance Certificate

Schedule 5.1(d)(ii)	Form of Annual Compliance Certificate

Schedule 5.3(a)	Existing Security

Schedule 5.12	Transactions with Affiliates

Schedule 9.2	Lender Addresses

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Notice of Borrowing
Exhibit C	Form of Officer’s Certificate of the Borrower
Exhibit D	[RESERVED]
Exhibit E	Form of Legal Opinion of EGFA Abogados, special Argentine counsel to the Borrower
Exhibit F	Form of Legal Opinion of Cleary Gottlieb Steen & Hamilton LLP, special New York counsel to the Borrower
Exhibit G	Form of Request for Facility Increase
Exhibit H	Form of Lender Accession Agreement

PRELIMINARY STATEMENTS

Telecom Argentina S.A., a sociedad anónima organized and existing under the laws of Argentina (the “Borrower”), has requested that the Lenders (as defined herein) provide a senior unsecured term loan facility in an aggregate principal amount of up to $200,000,000 (which may be increased subject to the terms and conditions set forth in Section 2.16), the proceeds of which shall be used to partially refinance certain existing indebtedness of the Borrower (and to pay transaction-related expenses and fees on each borrowing date) in accordance with the terms hereof.  The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.

Accordingly, in consideration of the mutual covenants and agreements set forth herein, upon acceptance by Deutsche Bank AG, London Branch, as initial lender (the “Initial Lender”), Deutsche Bank Trust Company Americas, as administrative agent (the “Administrative Agent”), and Deutsche Bank AG, London Branch, as sole book-runner and lead arranger (the “Sole Book-Runner and Lead Arranger”), of the Offer No. 6/2018, dated as of November 8, 2018, (the “Offer”), from the Borrower, the Parties (as defined in the Offer) hereto shall be bound by the following:

ARTICLE I

DEFINITIONS

Section 1.1                        Defined Terms.  As used in this Agreement, unless otherwise specified herein, the following terms shall have the following meanings:

“Administrative Agent”:  has the meaning set forth in the preliminary statements, and shall include any successor appointed in accordance with Section 7.8.

“Administrative Agent’s Account”:  the following account (or any other account designated from time to time by the Administrative Agent by notice to the applicable Lenders and the Borrower):

Bank Name:                                                                Deutsche Bank Trust Company Americas
ABA/Routing No.:
Account Name:                                           Commercial Loans Division

Account No.:
Reference:                                                                           Telecom Argentina S.A.

“Administrative Agent’s Questionnaire”: with respect to each Lender, an administrative questionnaire in a form supplied by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Administrative Agent’s Responsible Officer”: any officer within the department of the Administrative Agent administering this matter, including any vice president, assistant vice president, senior associate, assistant secretary, assistant treasurer, trust officer or any other officer of the Administrative Agent who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any such matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Agreement.

“Affiliate”:  with respect to any specified Person, any other Person that Controls, or is Controlled by or is under direct or indirect common Control with, such specified Person.  Notwithstanding the foregoing, none of the Administrative Agent, any Lender or any of their respective Affiliates shall be considered an Affiliate of the Borrower or any Subsidiary of the Borrower.

“Agency”: as to a state, any agency, authority, central bank, department, government, legislature, minister, ministry, official or public or statutory Person (whether autonomous or not) of, or of the government of, such state.

“Agent Parties”: has the meaning set forth in Section 9.2.

“Agreement”:  means this Term Loan Agreement, as referred to in the Offer.

“Anti-Corruption Laws”: means any of the following (a) the FCPA, (b) the U.K. Bribery Act 2010, (c) similar legislation of the European Union, (d) all other similar laws and regulations of any jurisdiction applicable to any the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption and (e) any regulations promulgated under any of the foregoing.

“Anti-Money Laundering Laws”: means any applicable financial recordkeeping and reporting requirements, or other Requirement of Law, related to money laundering or financing terrorism, including those of (a) the USA Patriot Act, (b) the U.S. Money Laundering Control Act of 1986, as amended, (c) the Currency and Foreign Transactions Reporting Act (also known as the Bank Secrecy Act, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), (d) the Laundering of Monetary Instruments, 18 U.S.C. section 1956, (e) 18 U.S.C. section 1957 (Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity), (f) the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations (Title 31 Part 103 of the US Code of Federal Regulations), (g) similar legislation of the European Union and the United Kingdom, (h) Argentina’s Anti-Money Laundering Law No. 25,246, as amended, and applicable Resolutions issued by the Argentine Financial Information Unit (Unidad de Información Financiera) (including but not limited to, Resolutions Nos. 229/2011, as amended, 4/2017, 30/2017 and 21/2018), and (i) the applicable money laundering statutes of all jurisdictions where the Borrower or any of its Subsidiaries conducts business, and the rules and regulations thereunder.

“Applicable Law”: any applicable statute, treaty, law, regulation, ordinance, rule, judgment, code, rule of common law, order (including consent order), decree, approval (including any Governmental Approval), concession, grant, franchise, license, agreement, directive, guideline, policy, requirement or other governmental restriction or any similar form of decision of, or determination by (or any interpretation or administration of any of the foregoing by) any Governmental Authority, in each case whether in effect as of the date hereof or hereafter.

“Applicable Margin”: with respect to the Loans, the rate per annum by reference to the following table:

Period	Applicable Margin (percent per annum)
For the period from and including the Closing Date to and excluding the date that is one (1) year after the Closing Date:	4.500
For the period from and including the date that is one (1) year after the Closing Date to and excluding the date that is two (2) years after the Closing Date:	5.125
For the period from and including the date that is two (2) years after the Closing Date to the date that is three (3) years after the Closing Date:	5.375
For the period from and including the date that is three (3) years after the Closing Date to the Maturity Date:	5.500

“Argentina”: means the Republic of Argentina.

“Argentine Bankruptcy Law”: means the Argentine Bankruptcy law No. 24,522, as amended, supplemented or otherwise modified from time to time.

“Argentine Check Law”: has the meaning set forth in Section 2.15(a).

“Argentine Income Tax Act”: the Ley de Impuesto a las Ganancias, ordered text by Law No. 20,628, as amended and supplemented from time to time.

“Assets”: as to any Person at any time, any asset appearing on the statement of financial position of such Person.

“Assignee”: has the meaning set forth in Section 9.6(c).

“Assignment and Acceptance”:  an assignment and acceptance entered into by a Lender and an Assignee, and acknowledged by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent (at the direction of the Majority Lenders).

“Authorized Representative”: means any natural person who is duly authorized by the Borrower, to act on its behalf for the purposes specified in, and whose name and a specimen of whose signature appear on, the certificate of incumbency and authority most recently delivered by the Borrower to the Administrative Agent.

“Availability Period”: means (a) with respect to the Initial Borrowing, the period from and including the Effective Date to and including the date that is five (5) Business Days after the Effective Date, and (b) with respect to the Second Borrowing, the period from and including the Increase Effective Date to and including the date that is five (5) Business Date after the Increase Effective Date.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code”: means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Basel III”:  (a) the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated; (b) the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and (c) any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“Beneficial Ownership Certification”: means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: means 31 C.F.R. § 1010.230.

“Benefited Lender”: has the meaning set forth in Section 9.7(a).

“Blocking Law”: means:

(a)                               any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996 (or any law or regulation implementing such Regulation in any member state of the European Union or the United Kingdom);

(b)                              section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung); or

(c)          all other similar blocking or anti-boycott laws and regulations of any jurisdiction applicable to any the Borrower or any of its Subsidiaries from time to time..

“Borrower”: has the meaning set forth in the preliminary statements.

“Borrowing”: the borrowing of a Loan or Loans on a Borrowing Date.

“Borrowing Date”: means either the Closing Date or the Second Borrowing Date, as applicable.

“Bridge Facility”: means the existing term loan facility of the Borrower provided pursuant to that Offer Telecom No. 1/2018 from the Borrower dated as of February 2, 2018 to enter into a certain credit agreement and accepted on the same date by Citibank, N.A., HSBC México, S.A., Institución de Banca Múltiple, Grupo Financiero HSBC, Industrial and Commercial Bank of China Limited, JPMorgan Chase Bank, N.A. and Banco Santander, S.A., as lenders, Citigroup Global Markets Inc., HSBC México, S.A., Institución de Banca Múltiple, Grupo Financiero HSBC, Industrial and Commercial Bank of China Limited, JPMorgan Chase Bank, N.A. and Banco Santander, S.A., as joint bookrunners and lead arrangers, Citibank, N.A., as administrative agent, and the branch of Citibank, N.A. established in the Republic of Argentina as onshore custody agent, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Business Day”: means a day other than a Saturday or a Sunday on which (a) commercial banks are open in New York City, Buenos Aires and London, and (b) solely for purposes of determining the LIBO Rate, which is also a day where Dollar deposits may be dealt in on the London interbank market.

“Cablevision”:  Cablevisión S.A., a sociedad anónima dissolved without liquidation, formerly organized under the laws of Argentina.

“Calculation Period”: means, for any calculation, a period of four consecutive quarters most recently ended prior to the event requiring the calculation for which financial statements should have been made public or otherwise made available to the Administrative Agent pursuant to this Agreement.

“Capital Lease Obligations”: of any Person means obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required under IFRS to be classified and accounted for as capital leases on a balance sheet of such Person; provided that any amounts due under operating leases that are required to be recognized on the statement of financial position of such Person shall be excluded.  The amount of such obligations will be the capitalized amount thereof determined in accordance with IFRS.

“Cash Equivalents”: means:

(a)                               Dollars, Euro, Pesos, the other official currencies of any member of the European Union or money in other currencies received or acquired in the ordinary course of business;

(b)                              U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations, or securities issued directly and fully guaranteed or insured by any member of the European Union, or any agency or instrumentality thereof (provided, that the full faith and credit of such member is pledged in support of those securities or other sovereign debt obligations (other than those of Argentina) rated “A” or higher or such similar equivalent or higher rating by at least one nationally recognized statistical rating organization;

(c)                               National or provincial obligations, or Argentine government obligations (including those of the Central Bank) or certificates representing an ownership interest in Argentine government obligations (including those of the Central Bank) acquired in the ordinary course of business or which obligations can be applied in payment of taxes or other obligations under Argentine law;

(d)                             (i) demand deposits; (ii) time deposits and certificates of deposit with maturities of three months or less from the date of acquisition; (iii) bankers´ acceptance with maturities not exceeding three months from the date of acquisition; and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of Argentina or any state thereof;

(e)                               (i) demand deposits; (ii) time deposits and certificates of deposit with maturities of three months or less from the date of acquisition; (iii) bankers´ acceptance with maturities not exceeding three months from the date of acquisition; and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States of America or any state thereof or under the laws of any member state of the European Union, in each case whose short-term debt is rated “A-2” or higher or such similar equivalent or higher rating by at least one nationally recognized statistical rating organization;

(f)                                repurchase obligations with a term of not more than seven days for underlying securities of the type described in clauses (b) and (d) above entered into with any financial institution meeting the qualifications specified in clause (d) above;

(g)          commercial paper rated “A-2” or higher rating by at least one nationally recognized statistical rating organization and maturing within three months after the date of acquisition; and

(h) money market funds and mutual funds investing substantially all of their assets in investments of the type described in clauses (b) through (g) above.

“Central Bank”: means Banco Central de la República de Argentina.

“Change of Control”: means the failure of the Borrower to be Controlled by one or more of the Permitted Holders.

“Chief Financial Officer”: of any Person means such Person’s chief financial officer or such other natural Person who is principally responsible for such Person’s financial matters.

“Closing Date”: the Business Day specified in a Notice of Borrowing delivered by the Borrower requesting a Borrowing pursuant to Section 2.3(a) as the date on which the Borrower requests that the Lenders make the Loans requested as part of the Initial Borrowing; provided that (a) all of the conditions precedent applicable thereto set forth in Section 3.1 shall have been satisfied or waived on or prior to the Closing Date and (b) the Closing Date shall occur during the Availability Period applicable to the Initial Borrowing.

“Code”: the United States Internal Revenue Code of 1986, as amended.

“Commitment”: the obligation of each Lender to make a Loan to the Borrower hereunder in a principal amount equal to the amount set forth opposite its name on Schedule 2.1(a), subject to increase solely in accordance with Section 2.16.

“Communications”:  has the meaning set forth in Section 9.2.

“Connection Income Taxes”: means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consent”: an approval, authorization, consent, exemption, filing, license, order, permission, recording or registration (and references to obtaining Consents shall be construed accordingly).

“Consolidated”: the consolidation of the financial statements of the Borrower and its Subsidiaries in accordance with IFRS.

“Consolidated Net Tangible Assets”: means, at any time, the total of all assets appearing on a consolidated balance sheet of the Borrower and its Subsidiaries, net of all applicable reserves and deductions, but excluding goodwill, trade names, trademarks, patents, unamortized debt discount and all other like intangible assets, less the aggregate of the current liabilities of the Borrower and its Subsidiaries appearing on such balance sheet as determined in accordance with IFRS.

“Contractual Obligation”: means, as applied to any Person, any provision of any security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control” or “Controlled”: means, with respect to any Person, the power (whether directly or indirectly and whether through the ownership of Voting Shares of such Person, by contract or otherwise) to appoint and/or remove all or a majority of the members of the board of directors or other governing body of such Person and to direct or cause the direction of the management and policies of such Person.

“CRD IV”:  means (a) Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and (b) Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms.

“Debtor Relief Laws”: means the Bankruptcy Code, the Argentine Bankruptcy Law and all other liquidation, conservatorship, bankruptcy, concurso, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, restructuring, winding-up or composition or readjustment of debts or similar debtor relief Laws of the United States, Argentina or any other applicable jurisdictions from time to time in effect.

“Defaulting Lender”: means any Lender that (a) has failed (i) to fund all or any portion of its Loans on the date such Loans were required to be funded hereunder unless such failure is the result of one or more conditions precedent to funding (each of which conditions precedent, together with any applicable failure, shall be specifically identified in writing) not being satisfied, or (ii) to pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which conditions precedent, together with any applicable failure, shall be specifically identified in such writing or public statement) cannot be satisfied in accordance with the terms of this Agreement), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state, federal or national regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that, for the avoidance of doubt, a Lender shall not be a Defaulting Lender solely by virtue of (A) the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority or (B) in the case of a solvent Lender, the precautionary appointment of an administrator, guardian, custodian or similar official by a Governmental Authority under or based on the law of the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment not be publicly disclosed, in each case where such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (c) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower and each Lender; provided that delivery of such notice shall not be a condition to such determination and any failure to deliver the same shall not impair or otherwise be prejudicial to such determination.  The Administrative Agent shall provide written notice to the Borrower and each Lender of its determination (which determination shall be conclusive and binding absent manifest error) that a Lender is a Defaulting Lender pursuant to clause (d) above solely to the extent that the Administrative Agent receives written notice of the occurrence of any event described in such clause (d), and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower and each Lender.  The Administrative Agent shall provide prompt written notice to the Borrower and the Lenders to the extent it receives written notice of the occurrence of one of the aforementioned events, or it otherwise has actual knowledge of such occurrence.

“Derivatives Obligations” of any Person:  all obligations of such Person in respect of any Hedge Agreement.

“Designated Jurisdiction”: any country or territory to the extent that such country or territory is itself the subject of any Sanction (as of the date hereof, the Crimea region, Cuba, Iran, North Korea, Sudan and Syria).

“Directive”:  any present or future directive, regulation, requirement or rule of any Agency of any relevant state or self-regulating organization (but, if not having the force of law, only if compliance with the Directive is in accordance with the general practice of the Person to whom the Directive is intended to apply).

“Dollars” and “$”:  refer to lawful money of the United States of America.

“EBITDA”: means, for any Calculation Period, the operating profit/loss of the Borrower for such period, plus, without duplication and to the extent deducted to determine such operating loss/profit, the sum of (a) amortization of intangible assets of the Borrower for such period and (b) depreciation of fixed assets of the Borrower for such period, each determined on a Consolidated basis;

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date”: has the meaning set forth in Section 9.8.

“Electronic Means”: S.W.I.F.T., e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Administrative Agent, or another method or system specified by the Administrative Agent as available for use in connection with its services hereunder.

“Eligible Assignee” means any Person other than a natural person or a Defaulting Lender that is (a) a Lender or an Affiliate of any Lender or a Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), (b) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of business, or (c) an Affiliate of the Borrower.  For the avoidance of doubt, and notwithstanding anything to the contrary herein, the Canada Pension Plan Investment Board, or any fund managed thereby, shall constitute an Eligible Assignee.

“Environmental Law”: means any applicable governmental rule now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, relating to the protection of the environment, or of human health (as it relates to the exposure to hazardous materials) or to the presence, release or threatened release, or the manufacture, use, transportation, treatment, storage, disposal or recycling of hazardous materials.

“EU Bail-In Legislation Schedule”:  the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default”:  any of the events specified in ARTICLE VI.

“Exchange Rate”: means, for any day, the exchange rate for Pesos to Dollars published under the Central Bank’s Communication “A” 3500 for such day or, if on such day such rates are not quoted, at the last day on which such rates were offered preceding such day.

“Excluded Taxes”: means any of the following Taxes imposed on or with respect to the Administrative Agent or a Lender or required to be withheld or deducted from a payment to the Administrative Agent or a Lender: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Administrative Agent or such Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes, (b) Taxes attributable to the Administrative Agent or such Lender’s failure to comply with Section 2.11(f) or Section 2.11(g), and (c) any withholding Taxes imposed under FATCA.

“FATCA”: means:

(a)                               Sections 1471 through 1474 of the Code (or any amended or successor version) and any current or future regulations or official interpretations thereof;

(b)                              any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

any agreement, fiscal or regulatory legislation, rules or practices adopted pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the U.S. Internal Revenue Service, the government of the United States or any governmental or taxation authority in any other jurisdiction.

“Facility Increase”: has the meaning set forth in Section 2.16(a).

“Facility Increase Request”: means a request for an increase in the Commitments of the Lenders in the form of Exhibit G.

“FCPA”: means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Federal Funds Rate”: for any period, a fluctuating interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the U.S. Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it in consultation with the Majority Lenders.

“Fee Letters”: means (a) that certain offer of Upfront Fee Letter delivered by the Borrower to the Sole Book-Runner and Lead Arranger and accepted pursuant to the acceptance letter in respect thereof delivered by the Sole Book-Runner and Lead Arranger to the Borrower, each dated as of the date hereof, (b) that certain offer of Syndication Fee Letter delivered by the Borrower to the Sole Book-Runner and Lead Arranger and accepted pursuant to the acceptance letter in respect thereof delivered by the Sole Book-Runner and Lead Arranger to the Borrower, each dated as of the date hereof, and (c) that certain fee proposal from the Administrative Agent to the Borrower, and accepted by the Borrower, dated as of October 31, 2018.

“Financial Crime”:  means money laundering, terrorist financing, bribery, cohecho, corruption, tax evasion, fraud, evasion of economic or trade sanctions, and/or violations, or attempts to circumvent or violate any Anti-Money Laundering Laws or Applicable Laws relating to these matters.

“Financial Crime Risk Management Activity”: has the meaning set forth in Section 9.16(a).

“Financial Debt”: means, as to any Person:

(a)                               any indebtedness of such Person for or in respect of borrowed money;

(b)                              the outstanding principal amount of any bonds, debentures, notes, loan stock, commercial paper, acceptance credits, bills or promissory notes drawn, accepted, endorsed or issued by such Person, except indebtedness in respect of any bid, performance, surety bond, caución or fianza in the ordinary course of business for the account of any Person;

(c)                               any indebtedness of such Person for or in respect of the deferred purchase price of assets or services (except trade accounts incurred and payable in the ordinary course of business to trade creditors of such Person within one hundred and eighty (180) days of the date they are incurred and which are not overdue);

(d)                             non-contingent obligations of such Person to reimburse any other Person for amounts payable by that Person under a letter of credit or similar instrument (excluding any letter of credit or similar instrument issued for the account of such Person with respect to trade accounts incurred and payable in the ordinary course of business to trade creditors of such Person within three hundred and sixty-five (365) days of the date they are incurred and which are not overdue);

(d)                             the amount of any obligation of such Person in respect of any Capital Lease Obligation;

(e)                               amounts raised by such Person under any other transaction having the financial effect of a borrowing and which would be classified as a borrowing (and not as an off-balance sheet financing) under IFRS;

(f)                                the amount of the obligations of such Person under Hedge Agreements entered into in connection with the protection against or benefit from fluctuation in any rate or price (but only the net amount owing by such Person after marking the relevant Hedge Agreements to market);

(g)                              all indebtedness of the types described in the foregoing items secured by a Security on any property owned by such Person, whether or not such indebtedness has been assumed by such Person;

(h)                          any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, any obligation under a “synthetic lease” or any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person;

(i)                                  the amount of any obligation in respect of any Guarantee or indemnity incurred by such Person for any of the foregoing items incurred by any other Person; and

(j)                                  any premium payable by such Person on a mandatory redemption or replacement of any of the foregoing items.

“Financial Year”: means with respect to the Borrower and each of its Subsidiaries, the accounting year commencing each year on January 1st and ending on the following December 31st, or such other period as such Person, with the Administrative Agent’s consent, from time to time designates as its accounting year.

“Foreign Exchange Regulations”: any foreign exchange regulation issued by the Argentine Congress, the Executive Branch of the Argentine government, the Argentine Ministry of Treasury, the Argentine Ministry of Finances, the Central Bank or any other applicable Argentine Governmental Authority related to payments in foreign currency, the dealings in foreign exchange and the import and export of currency, currency control and/or foreign indebtedness and, in each case, applicable to the Loan Documents.

“Governmental Approval”: any action, order, authorization, consent, approval, license, lease, ruling, permit, tariff, rate, certification, exemption, filing, or registration from, by or with any Governmental Authority.

“Governmental Authority”: any branch of power (whether executive, legislative or judicial) of any state, nation, government, supranational entity (e.g., the European Union), any provincial or other political subdivision thereof and any agency, authority, court, regulatory body, self-regulating entity or other entity exercising executive, legislative, judicial, monetary, regulatory or administrative functions of or pertaining to government, including any central bank.

“Group”:  at any particular time, the Borrower and all its Consolidated Subsidiaries (and “member of the Group” shall be construed accordingly).

“Guarantee”:  a guarantee and any other obligation (whatever called), direct or indirect, contingent or otherwise, of any Person to pay, purchase, provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities, the purchase of Assets or services, or otherwise) for the payment of, indemnify against the consequences of default in the payment of, or otherwise be responsible for, any Indebtedness of any other Person (and “guaranteed” and “guarantor” shall be construed accordingly); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hedge Agreement”:  any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, futures or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

“Increase Effective Date”: has the meaning set forth in Section 2.16(a).

“IFRS”:  the International Financial Reporting Standards in effect from time to time.

“Indebtedness” of any Person:  (a) all indebtedness of such Person for or in connection with money borrowed or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) all obligations of such Person evidenced by bonds (other than insurance, surety, appeal or performance bonds), debentures, notes or other similar instruments, (c) all Capital Lease Obligations, (d) all Derivatives Obligations of such Person to the extent required to be reflected on the statement of financial position of such Person (the amount of which at any time shall be deemed to be equal to the net termination value, if any, that would be owing by such Person at such time upon close-out or termination at such time, giving effect to enforceable netting arrangements with respect thereto), (e) all Guarantees of such Person in respect of all indebtedness of the type described in clauses (a) through (d) above (which amount of Indebtedness for purpose of this clause shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of the Indebtedness so secured and (y) the stated maximum amount (if any) of such Guarantee) and (f) all indebtedness of other Persons referred to in clause (a) or clause (b) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Security on Assets of such Person.

“Indemnified Liabilities”:  has the meaning set forth in Section 9.5.

“Indemnified Person”: has the meaning set forth in Section 9.5.

“Indemnified Taxes”: means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Borrowing”: has the meaning set forth in Section 2.1(a).

“Initial Lender”: has the meaning set forth in the preliminary statements.

“Instructions”:  has the meaning set forth in Section 9.2.

“Interest Coverage Ratio”: means, for the relevant Calculation Period, the ratio obtained by dividing:

(a)                               the aggregate EBITDA of the Borrower during such Calculation Period;

by:

(b)                              the aggregate Net Interest of the Borrower for such Calculation Period.

“Interest Period”: means, with respect to any Borrowing, the period commencing on the applicable Borrowing Date and ending three months thereafter, and thereafter, each period commencing on the last day of the preceding Interest Period and ending three months thereafter; provided that the initial Interest Period with respect to the Second Borrowing shall commence on the Second Borrowing Date and end concurrently with the Interest Period applicable to the Loans incurred on the Closing Date and first ending after the Second Borrowing Date; provided, further, that, in each case, the foregoing provision relating to Interest Periods is subject to the following:  (a) any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date; (b) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such Business Day falls into another calendar month, in which case such Interest Period shall end on the next preceding Business Day, and such extension or reduction of time shall in such cases be included in the computation of payment of interest; and (c) if any Interest Period commences on the last day in a calendar month, such Interest Period shall end on the last Business Day in the month that is three months, as the case may be, after the month in which such Interest Period commences.

“Investment”: means, with respect to any Person, any direct or indirect advance, loan (other than advances to customers or suppliers in the ordinary course of business that are recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the applicable lender) or other extension of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of capital stock, Indebtedness or other similar instruments issued by, such Person.

“Lenders”:  means (a) as of the date of this Agreement, the Initial Lender, and (b) thereafter, each of the Persons that shall subsequently hold the Loans or a portion thereof, (i) which shall have purchased such Loan and become a party hereto pursuant to an Assignment and Acceptance, other than the Initial Lender or any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance in accordance with the terms hereof, or (ii) which shall have become a party hereto pursuant to a Lender Accession Agreement in connection with a Facility Increase.

“Lender Accession Agreement”: means a lender accession agreement entered into by the Borrower, the Administrative Agent and an additional party designated as a Lender pursuant to Section 9.3(i), in substantially the form of Exhibit H.

“Lending Office”:  with respect to any Lender, the office or affiliate or subsidiary of such Lender designated as such in its Administrative Agent’s Questionnaire or such other office or affiliate or subsidiary as to which such Lender may from time to time notify, in writing, the Administrative Agent and the Borrower.

“LIBO Rate”:  with respect to each day during each Interest Period pertaining to a Loan, the rate of interest per annum equal to the London Interbank Offered Rate administered by the ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) displayed on pages “LIBOR01” or “LIBOR02” of the Bloomberg screen (or any replacement Bloomberg page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Bloomberg (in each case, the “screen rate”), for deposits in dollars at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period with a term equivalent to such Interest Period; provided that the initial Interest Period applicable to the Second Borrowing shall be deemed to be three months, notwithstanding the actual length thereof; provided, further, that if the screen rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.  If, for any reason, the LIBO Rate cannot be determined as described above on the second Business Day prior to the first day of such Interest Period, the London Interbank Offered Rate for such Interest Period shall be the rate determined by the Reference Banks (provided that the Administrative Agent shall maintain as confidential the individual rate provided to the Administrative Agent by each such Reference Bank) to be the average offered quotation rate by major banks in the London interbank market for dollar deposits for such Interest Period so long as such quotation rates are available to the Reference Banks for two or more such banks, in each case as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period.

“Loans”:  has the meaning set forth in Section 2.1(a).

“Loan Documents”:  this Agreement and the Fee Letters.

“Majority Lenders”: at any time prior to the Closing Date, Lenders (other than any Lender that is a Defaulting Lender) having Commitments representing more than 50% of the aggregate Commitments hereunder or, at any time after the Closing Date, Lenders (other than any

Lender that is a Defaulting Lender) holding more than 50% of the then aggregate unpaid principal amount of the Loans owing to the Lenders hereunder; provided that the “Majority Lenders” shall never include the Borrower or any of its Affiliates.

“Material Adverse Effect”:  a material adverse effect on (a) the business, condition (financial or otherwise), operations, properties or prospects of the Borrower and its Subsidiaries, taken as a whole, (b) the Borrower’s ability to perform its obligations under this Agreement or any other Loan Document or (c) the rights and remedies of the Lenders or the Administrative Agent under this Agreement or any other Loan Document.

“Maturity Date”:  the date that is forty-two (42) months after the Closing Date; provided that, if such date is not a Business Day, the Maturity Date shall be the immediately succeeding Business Day unless such Business Day falls into another calendar month, in which case the Maturity Date shall be the immediately preceding Business Day.

“Mergers”:  means the Telecom Internal Merger and the Telecom/CV Merger.

“Net Debt to EBITDA Ratio”: means, for the relevant Calculation Period, the ratio obtained by dividing:

(a)                               the Financial Debt of the Borrower at the time of the calculation less the Borrower’s cash and Cash Equivalents (valued, with respect to instruments falling within clause (c) of such definition, at their mark-to-market value) at such time, by:

(b)                              the aggregate EBITDA of the Borrower for the relevant Calculation Period most recently ended prior to the relevant date of calculation.

“Net Interest”: means, for any Calculation Period, any interest accrued by the Borrower in connection with liabilities of the Borrower minus any interest received from Assets belonging to the Borrower, in each case determined in accordance with IFRS and on a Consolidated basis.

“Notice of Borrowing”:  has the meaning set forth in Section 2.3(a).

“OFAC”: the Office of Foreign Assets Control of the United States Department of the Treasury.

“Offer”: has the meaning set forth in the preliminary statements.

“Original Currency”:  has the meaning set forth in Section 9.19.

“Other Connection Taxes”: means, with respect to the Administrative Agent or a Lender, Taxes imposed as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction imposing such Tax (other than connections arising from an Administrative Agent or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Currency”:  has the meaning set forth in Section 9.19.

“Other Taxes”: means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an Assignment and Acceptance (other than an assignment made pursuant to Section 2.13).

“Participants”:  has the meaning set forth in Section 9.6(b).

“Participant Register”: has the meaning set forth in Section 9.6(b).

“Payment Office”: means the office of the Administrative Agent located at 60 Wall Street, 16th Floor, Mail Stop:  NYC60 – 1630, New York, NY 10005, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Permitted Holders”: means (a) Cablevisión Holding S.A., Fintech Advisory, Inc., Fintech Telecom LLC and any of their respective successors and Affiliates, any limited partnership of which any of them or their successors or Affiliates is the general partner and any investment fund controlled or managed by any of them or their successors or Affiliates, and (b) any of (i) Héctor Horacio Magnetto, José Antonio Aranda and Lucio Rafael Pagliaro, (ii) the heirs of each of Ernestina Laura Herrera de Noble, Héctor Horacio Magnetto, José Antonio Aranda and Lucio Rafael Pagliaro, (iii) any Privileged Relatives of any of the individuals set forth in sub-clauses (b)(i) and (b)(ii) of this definition, (iv) any trust the beneficiaries of which are any of the individuals set forth in sub-clauses (b)(i) and (b)(ii) of this definition and/or any Privileged Relatives of any of such noted individuals, and (v) any Person (other than an individual) directly or indirectly majority owned and controlled by one or more individuals set forth in sub-clauses (b)(i) and (b)(ii) of this definition and/or any Privileged Relatives of any Permitted Holder or any one or more trustees of any trust set forth in clause (b)(iv) of this definition acting in such capacity.

“Person”:  any individual, company, corporation, firm, partnership, limited liability company, joint venture, association, organization, trust, state or Agency of a state (in such case, whether or not having separate legal personality).

“Pesos”:  the lawful currency of Argentina.

“Platform”:  has the meaning set forth in Section 9.2.

“Potential Event of Default”:  any event or circumstance that, if it continued after the giving of any notice, the expiry of any grace period and/or (as the case may be) the making of any determination by the Majority Lenders, would become an Event of Default.

“Prepayment Event”:  means any of the events described in Section 2.5(b).

“Principal Subsidiary”: means each Subsidiary that is a “significant subsidiary” as such term is defined in Regulation S-X promulgated by the SEC.

“Privileged Relative”: means, in relation to an individual, his or her spouse and any relative of such individual with a common ancestor up to the fourth degree (including adopted children who have been adopted during their minority and step-children who have acquired that relationship with such individual or with any such relative during their minority) and any spouse of any such relative.

“Pro Forma Basis”: means, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (a) the incurrence of any Financial Debt, (b) the permanent repayment of any Financial Debt after the first day of the relevant Calculation Period, and (c) the making of a Restricted Payment or any other transaction subject to pro forma financial covenant compliance hereunder consummated during the relevant Calculation Period, with the following rules to apply in connection therewith:

(i)           all Financial Debt (A) incurred or issued after the first day of the relevant Calculation Period shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Calculation Period and remain outstanding through the date of determination and (B) permanently retired or redeemed after the first day of the relevant Calculation Period shall be deemed to have been retired or redeemed on the first day of such Calculation Period and remain retired through the date of determination;

(ii)          all Financial Debt assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (A) in the case of fixed rate Financial Debt, the rate applicable thereto, or (B) in the case of floating rate Financial Debt, the rates which would have been applicable thereto during the respective period when the same was deemed outstanding;

(iii)         in making any determination of EBITDA on a Pro Forma Basis, pro forma effect shall be given to any transaction subject to pro forma financial covenant compliance hereunder if effected during the respective Calculation Period as if the same had occurred on the first day of the respective Calculation Period; and

(iv)         such calculation shall exclude all cash derived from the incurrence or projected incurrence of new Financial Debt (other than an amount of such cash equal to the instalments of Financial Debt coming due within six months of such incurrence which are intended to be repaid with the proceeds of such incurrence of Financial Debt).

“Process Agent”:  has the meaning set forth in Section 9.12(c).

“Qualifying Bank”:  a bank that is entitled to the reduced rate of withholding tax set forth in Section 93(c)(1) of the Argentine Income Tax Act (which currently is 15.05%), as certified by the applicable assigning Lender pursuant to an assignment in accordance with Section 9.6(c).

“Reference Banks”: two or more of the major banks in the London interbank market reasonably selected by the Administrative Agent (as directed by the Majority Lenders).

“Refinancing”: means with respect to any Indebtedness, the refinancing, renewal, extension, replacement, defeasance or refunding thereof; provided, that (a) any such Refinancing is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being renewed or refinanced, and (b) such Refinancing has a later or equal final maturity and longer or equal weighted average life than the Indebtedness being renewed or refinanced.

“Register”: has the meaning set forth in Section 9.6(d).

“Related Fund”: means with respect to any Lender that is an investment fund, any other investment fund that invest in commercial loans and that is managed by such Lender or by an Affiliate of such Lender.

“Related Parties”: means, with respect to any specified Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers and representatives of such Person.

“Relevant Lenders”: has the meaning set forth in Section 7.3(b).

“Requirement of Law”:  means, as to any Person, the organizational or governing documents of such Person, and any law, treaty, rule or regulation or Directive or determination of an arbitrator or a court or other Agency, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Party”:  means, a Person that is (a) designated on any Sanctions List, directly or by operation of law, or (b) to the knowledge of the Borrower, otherwise a Person with whom dealings are restricted or prohibited by any Sanctions, including by reason of any direct or indirect relationship of ownership or control with a person described in clause (a).

“Restricted Payment”: has the meaning set forth in Section 5.15.

“Sanction”:  any international economic sanction administered or enforced by any of the Sanctions Authorities.

“Sanctions Authority”:  means (a) the United States of America, (b) the United Nations, (c) the European Union, (d) the United Kingdom and the member states of the European Union, (e) Mexico, and (f) the respective Governmental Authorities of any of the foregoing, including OFAC, the United States of America Department of State and the British Treasury

“Sanctions List”: means OFAC’s Specially Designated Nationals and Blocked Persons List or Consolidated Sanctions List, Her Majesty’s Treasury’s Consolidated List of Financial Sanctions Targets or the Investment Ban List, and any similar list maintained by, or public announcement of Sanctions designation made by any relevant Sanction Authority.

“SEC”:  the U.S. Securities and Exchange Commission.

“Second Borrowing”: has the meaning set forth in Section 2.1(a).

“Second Borrowing Date”: means the Business Day specified in a Notice of Borrowing delivered by the Borrower requesting a Borrowing pursuant to Section 2.3(a) as the date on which the Borrower requests that the Lenders make the Loans requested as part of the Second Borrowing; provided that (a) all of the conditions precedent applicable thereto set forth in Section 3.2 shall have been satisfied or waived on or prior to the Second Borrowing Date and (b) the Second Borrowing Date shall occur during the Availability Period applicable to the Second Borrowing.

“Security”: any mortgage, pledge, lien, hypothecation, security interest or other charge or encumbrance (and “secured” shall be construed accordingly).

“Securities Act”: means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Sole Book-Runner and Lead Arranger”: has the meaning set forth in the preliminary statements.

“Solvent”:  with respect to any Person on a particular date, means that (a) the fair value of the Assets of such Person and its Subsidiaries on a consolidated basis is greater than the total amount of liabilities (including contingent liabilities) of such Person and its Subsidiaries on a consolidated basis, (b) the present fair saleable value of the Assets of such Person and its Subsidiaries on a consolidated basis is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on their respective debts as determined on a consolidated basis as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (d) such Person is not engaged in a business and is not about to engage in a business for which such Person’s Assets would constitute an unreasonably small capital.

“Stamp Tax”: means the local tax that is generally levied by Argentine provinces and the Autonomous City of Buenos Aires on certain instruments used to document onerous transactions that (a) are executed therein or (b) even if executed outside such jurisdictions, that have effects therein.

“Subsidiary”:  with respect to a Person at any particular time, any Person that is then directly or indirectly Controlled, or more than 50% of the Voting Shares of such Person is then beneficially owned, by such first Person and/or one or more of such first Person’s Subsidiaries.

“Taxes”: means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding and value-added tax), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Telecom Internal Merger”:  the merger process between the Borrower, Sofora Telecomunicaciones S.A., Nortel Inversora S.A. and Telecom Personal, and any step or action thereunder or related thereto.

“Telecom/CV Merger”: the merger process between the Borrower and Cablevisión, and any step or action thereunder or related thereto.

“Total Commitment”: means the sum of the Commitments of each of the Lenders in the aggregate amount of $200,000,000, as it may be increased pursuant to a Facility Increase in accordance with Section 2.16.

“Transferee”:  has the meaning set forth in Section 9.6(f).

“U.S. Government Obligations”: means (i) direct obligations issued by the United States of America and (ii) obligations fully guaranteed by the full faith and credit of the United States of America or any agency thereof;

“USA Patriot Act”: means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56).

“Voting Shares”:  at any time, as to any Person, the outstanding securities of such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person.

“Winding-up”:  as to a Person, any involuntary case or proceeding under any Debtor Relief Laws against such Person seeking the assignment for the benefit of creditors, bankruptcy, winding-up, dissolution, liquidation, reorganization, receivership or conservatorship, or any other similar procedure under such Debtor Relief Laws (and “Wind-up” shall be construed accordingly).

“Write-Down and Conversion Powers”: means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2                        Other Definitional Provisions.

(a)                               Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the applicable other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)                              As used herein and in the applicable other Loan Documents and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined in Section 1.1, shall have the respective meanings given to them under IFRS.

(c)                               The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.  The words “include”, “includes” and “including” shall be deemed to be followed by (depending on the context) the phrase “but not limited to” or “without limitation”.

(d)                             The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)                               Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any person shall be construed to include such person’s successors and permitted assigns, and (iii)  any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time.

Section 1.3                        Accounting Terms.

(a)                               All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, IFRS applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.1, except as otherwise specifically prescribed herein.

(b)                              If at any time any change in IFRS would affect the computation of any requirement set forth in any Loan Document, and either that the Borrower or the Lenders shall so request, the Borrower and the Majority Lenders shall negotiate in good faith to amend such requirement to preserve the original intent thereof in light of such change in IFRS.

ARTICLE II

AMOUNT AND TERMS OF LOANS

Section 2.1                        Amount and Terms of Loans.

(a)          Subject to and upon the terms and conditions set forth herein, each Lender severally agrees to make from the date hereof until the expiration of the applicable Availability Period, term loans (each, a “Loan” and, collectively, the “Loans”) to the Borrower (as described in the Notice of Borrowing) on each of the Closing Date and, subject to a Facility Increase in accordance with Section 2.16, the Second Borrowing Date in a principal amount not to exceed its Commitment as of such date, which Loans (i) shall be incurred pursuant to up to two Borrowings, the first to occur on the Closing Date (the “Initial Borrowing”), which shall in no event exceed $200,000,000, and a second Borrowing, which in no event shall exceed $100,000,000 (or such lesser amount of any applicable Facility Increase in accordance with Section 2.16), to occur on the Second Borrowing Date (the “Second Borrowing”), and (ii) shall be denominated in Dollars; provided that, notwithstanding anything herein to the contrary, (A) the Commitment of each Lender shall immediately expire and the obligations of the Lenders to make Loans hereunder shall be automatically deemed terminated without further action or notice in the event that the Borrower shall have failed to meet the conditions precedent set forth in Section 3.1 and the Initial Borrowing shall not have occurred prior to the end of the Availability Period applicable thereto, and (B) any

Commitment of each Lender with respect to the Second Borrowing (solely to the extent applicable in the case of a Facility Increase in accordance with the terms of Section 2.16) shall be automatically deemed terminated without further action or notice in the event the Borrower shall have failed to meet the conditions precedent in Section 3.2 and the Second Borrowing shall not have occurred prior to the end of the Availability Period applicable thereto.  Amounts that are repaid or prepaid may not be re-borrowed.

(b)                              On and as of the Closing Date, after giving effect to the making of the Loans on the Closing Date, the aggregate principal amount of the Loans made by the Lenders hereunder shall in no event exceed $200,000,000, subject to any Facility Increase solely in accordance with Section 2.16 and the occurrence of the Second Borrowing Date upon satisfaction  of the conditions set forth in Section 3.2.

(c)                               The Lenders shall be under no obligation to make available any loan or extend credit in any other form to the Borrower, except as may be expressly contemplated herein.

Section 2.2                        Repayment of Loans; Evidence of Debt.

(a)                               The Borrower agrees to repay to the Administrative Agent for the account of the Lenders the full principal amount of the Loans in six (6) consecutive equal semi-annual payments and on the Maturity Date, each such scheduled repayment date and amount to be repaid thereon being as set forth below (expressed as a percentage of aggregate outstanding principal amount of the Loans incurred on the Closing Date and, if applicable, the Second Borrowing Date):

Scheduled Repayment Date	Percentage of Aggregate Outstanding Principal Amount
The date that is six months following the Closing Date:	12.5%
The one-year anniversary of the Closing Date:	12.5%
The date that 18 months following the Closing Date:	12.5%
The two-year anniversary of the Closing Date:	12.5%
The date that is 30 months following the Closing Date:	12.5%
The three-year anniversary of the Closing Date:	12.5%
The Maturity Date:	25.0%

The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the applicable Borrowing Date until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.6.  Notwithstanding the foregoing, if any scheduled repayment date set forth above does not fall on the same date as any corresponding quarterly interest payment date in accordance with the terms hereof, then the scheduled repayment date shall be such corresponding interest payment date.

(b)                              Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrower to such Lender resulting from the Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)                               Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may (but shall be under no obligation to), in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due to such Lender.  If and to the extent the Borrower shall not have made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender, together with interest thereon for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be).

(d)                             Subject to Sections 2.5 and 2.6, all amounts owed hereunder with respect to the Loans shall be paid in full no later than the Maturity Date.

Section 2.3                        Procedure for Each Borrowing Date.

(a)         When the Borrower desires the Lenders to make Loans to it pursuant to Section 2.1(a), the Borrower shall provide the Administrative Agent irrevocable written notice (which notice must be received by the Administrative Agent prior to 11:00 a.m. (New York City time) at least three (3) Business Days prior to the proposed Borrowing Date specifying the amount of Loans to be borrowed (which shall be equal to or less than the Total Commitment with respect to the Loans) and the Borrowing Date (which shall be a Business Day during the applicable Availability Period), substantially in the form of Exhibit B hereto (the “Notice of Borrowing”).  Each Lender will make the amount of its respective Commitment available to the Administrative Agent by wire transfer of immediately available funds by 10:00 a.m. (New York City time) on the applicable Borrowing Date, to the Administrative Agent’s Account.  The proceeds of such Commitment will then be made available to the Borrower by the Administrative Agent on the applicable Borrowing Date by wire transfer, in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower, subject to the conditions set forth in ARTICLE III.  For the avoidance of doubt, and notwithstanding anything to the contrary herein, any funding of the Second Borrowing shall only be funded by those Lenders that have agreed to provide a Facility Increase in accordance with the terms of Section 2.16 (on a pro rata basis among such Lenders based on their relative portions of any Facility Increase and subject to the other terms and conditions set forth herein).

(b)         All such amounts will be made available in Dollars and in immediately available funds at the Payment Office, and the Administrative Agent will make available on the Closing Date or the Second Borrowing Date, as applicable, to the Borrower at the Payment Office, or to such other account as such Borrower may specify in writing prior to the Closing Date or the Second Borrowing Date, as applicable, the aggregate of the amounts so made available by the

Lenders.  Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on the applicable Borrowing Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Borrowing Date and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender.  The Administrative Agent also shall be entitled to recover on demand from such Lender interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.  A notice of the Administrative Agent to any Lender with respect to any amount owing under this Section 2.03 shall be conclusive, absent manifest error.  Nothing in this Section 2.03 shall be deemed to relieve any Lender from its obligation to make Loans hereunder.  Notwithstanding anything herein to the contrary, the Administrative Agent shall never be required to advance money on behalf of any Lender who has not made available to the Administrative Agent such Lender’s portion of any Borrowing to be made on any applicable date.

Section 2.4                        Fees.  The Borrower shall pay to each Lender, the Administrative Agent and the Sole Book-Runner and Lead Arranger the relevant fees separately agreed to with the Borrower in writing pursuant to the Fee Letters.

Section 2.5                        Prepayments.

(a)                               Optional Prepayments.  The Borrower may, from time to time, prepay the Loans, without premium or penalty (except as otherwise specified below), in whole or in part, subject to the terms and conditions set forth in this Section 2.5(a), upon at least three (3) Business Days’ prior written notice to the Administrative Agent, specifying the date and amount of prepayment; provided that a notice of prepayment delivered by Borrower may state that such notice is conditioned upon the effectiveness of another credit facility or the closing of a securities offering, in which case such written notice may be revoked by Borrower (by written notice to the Administrative Agent on or prior to the specified prepayment date) if such condition is not satisfied (and in the case of any such revocation, the Borrower shall pay to the Lenders any amounts owed in accordance with Section 2.12).  Upon receipt of any such prepayment notice, the Administrative Agent shall promptly notify each Lender thereof.  If any such prepayment notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid.  Each prepayment of principal of the Loans shall be accompanied by accrued interest on the principal amount prepaid, and prepayment of any breakage costs pursuant to Section 2.12, plus, (i) in the in case of any optional prepayment from and including the Closing Date to but excluding the date that is six months after the Closing Date, an amount equal to the principal amount of such prepayment multiplied by 2.50%, and (ii) in the case of any optional prepayment from and including the date that is six months after the

Closing Date to but excluding the one-year anniversary of the Closing Date, an amount equal to the principal amount of such prepayment multiplied by 1.50%.  Partial prepayments shall be in a minimum aggregate principal amount equal to $5,000,000 or an integral multiple of $1,000,000 in excess thereof; and each prepayment pursuant to this Section 2.5(a) shall reduce the then scheduled repayments of the Loans on a pro rata basis (based on the then remaining principal amount of each such scheduled repayment of the Loans after giving effect to all prior reductions thereto).

(b)                              Mandatory Repayments.  In addition to scheduled repayments on each scheduled repayment date set forth in Section 2.2(a), the Borrower shall be required to repay the Loans upon the occurrence of a Change of Control, whereupon the Borrower shall within five (5) Business Days prepay the Loans, together with all unpaid accrued interest thereon and any other sum then payable under this Agreement and any other Loan Document in relation to the Loans.  The prepayment contemplated in this Section 2.5(b) shall be accompanied by all accrued interest on the amount prepaid and any amounts owing under Section 2.12, if any.  Any amounts prepaid pursuant to this Section 2.5(b)  may not be re-borrowed.  Each prepayment of the outstanding Loans pursuant to this Section 2.5(b) shall be paid to the Lenders in accordance with their respective pro rata share of the Loans; and each prepayment pursuant to this Section 2.5(b) shall reduce the then scheduled repayments of the Loans on a pro rata basis (based on the then remaining principal amount of each such scheduled repayment of the Loans after giving effect to all prior reductions thereto).

Section 2.6                        Interest Rate and Payment Dates.  The Borrower agreed to pay interest on the unpaid principal amount of the Loans as follows:

(a)                               The Loans shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the LIBO Rate determined for such Interest Period plus the Applicable Margin, computed on the basis of a 360-day year, and paid for the actual number of days elapsed.

(b)                              If all or a portion of (i) the principal amount of the Loans, (ii) any interest payable thereon or (iii) any other amount payable hereunder or under any other Loan Document shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the LIBO Rate for the Interest Period in effect (or most-recently in effect, as the case may be) for such Loan plus the Applicable Margin plus 2.0% per annum, in each case from the date of such non-payment until such amount is paid in full (after as well as before judgment).

(c)                               Interest on the Loans shall be payable in arrears on the last day of each Interest Period with respect thereto; provided that interest accruing on overdue amounts shall be payable from time to time on demand.  The Administrative Agent shall as soon as practicable prior to the end of the then effective Interest Period notify the Borrower and the Lenders of each determination of a LIBO Rate for each Interest Period.  Each determination of an interest rate by the Administrative Agent made in accordance with this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  Interest for each Interest Period shall accrue from and including the first day of such Interest Period to but excluding the last day of such Interest Period.

Section 2.7                        Change in Conditions

(a)                               If in relation to any Interest Period:

(i)                                  for any reason, the LIBO Rate cannot be determined as described in the definition of LIBO Rate; or

(ii)                              the Administrative Agent is notified by the Majority Lenders that (A) they are unable to obtain matching deposits in the London Interbank Market at or about 11:00 a.m. on the rate fixing day for that Interest Period in a sufficient amount to fund their respective Loans during that Interest Period, then

(b)        Upon the occurrence of circumstances set forth in Section 2.7(a) above, the Administrative Agent shall promptly notify the Borrower and the Lenders, and the following provisions shall apply:

(i)                                  if the Loans were to be maintained during such Interest Period, the interest rate for such Interest Period shall be calculated using the alternative basis agreed upon pursuant to this Section 2.7(b); provided that if any Loans were to have been made at the beginning of such Interest Period, any obligation of the Lenders to fund the same shall be suspended until an alternative basis for calculating interest has been agreed upon pursuant to this Section 2.7(b);

(ii)                              the Lenders shall then negotiate in good faith with the Borrower with a view to agreeing upon an alternative basis for calculating the interest payable on and/or for maintaining and/or funding the Loans in that Interest Period, and

(1)                              any alternative basis agreed in writing by the Majority Lenders and the Borrower (with written notice to the Administrative Agent) within thirty (30) days of the Administrative Agent’s notification to the Borrower and the Lenders of the event in question shall take effect in accordance with its terms; or

(2)                              if an alternative basis is not so agreed, then the unpaid principal amount of the Loans shall become due and payable on the date that is five (5) Business Days following the last day of such thirty (30) day period together with all interest thereon and all other amounts payable hereunder;

(iii)                          the Loans (provided that the Lenders treat the Borrower the same as all borrowers in similar circumstances under comparable provisions of other credit facilities) shall, during that Interest Period, bear interest at the rate per annum equal to the sum of (A) the Applicable Margin and (B) the cost to it (expressed as a percentage rate per annum) of funding its Loan during that Interest Period by whatever means it determines in good faith to be appropriate; and

(iv)                          each Lender shall certify such cost to the Borrower no later than one Business Day after the end of that thirty (30) day period.

(c)                               If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that the supervisor for the administrator of the LIBO Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent (in consultation with the Majority Lenders) and the Borrower shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.  Notwithstanding anything to the contrary in Section 9.1, such amendment shall become effective without any further action or consent of any other party to this Agreement; provided, further, that the Administrative Agent shall have acted at the direction of the Majority Lenders.

Section 2.8                        Pro Rata Treatment and Payments.  Except as otherwise provided in Section 2.13(b), each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be allocated pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders.  All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 p.m. (New York City time) on the due date therefor to the Administrative Agent by wire transfer in immediately available funds, for the account of the Lenders, to the Administrative Agent’s Account.  The Administrative Agent shall distribute the applicable portion of such payment to the Lenders promptly upon receipt in like funds as received.  If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day ((x) other than in the case of a payment due on the Maturity Date, in which case it shall be paid on the immediate preceding day; and (y) unless, in the case of any payment of principal of or interest on the Loans, the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day), and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

Section 2.9                        Illegality.  If at any time any Lender determines in good faith that, as a result of the adoption of, or any change in, any Requirement of Law occurring after the date of this Agreement, it has become unlawful for it to make, fund or allow to remain outstanding all or part of its Loan, then such Lender shall promptly give written notice to Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender).  If the Administrative Agent receives a notice from any Lender pursuant to the preceding sentence, the commitment of such Lender hereunder to make or continue such Loan shall forthwith be cancelled and the Borrower shall prepay such Loan (together with accrued and unpaid interest thereon and all other amounts payable by the Borrower under this Agreement to such Lender) on the last day of the then current Interest Period or on such earlier date (if any) as such Lender shall certify to be necessary to comply with the relevant Requirement of Law with accrued interest thereon and any other sum then due to such Lender under Section 2.12 or any other provision of this Agreement (unless actions taken pursuant to Section 2.13 shall make such prepayment unnecessary).

Section 2.10                Increased Costs.  If the Administrative Agent or any Lender determines in good faith that, as a result of (i) the introduction or implementation of, any change in, or any change in the interpretation or application of or compliance with, any Requirement of Law occurring after the date of this Agreement (and, for purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. or non-U.S. regulatory authorities, in each case pursuant to Basel III or CRD IV, or any law or norm implementing, applying or interpreting Basel III or CRD IV, are deemed to have gone into effect and been adopted after the date of this Agreement) or (ii) compliance by it with any future Directive:

(a)                               there is imposed, modified or deemed applicable any reserve (including any mandatory deposits to be made with the Central Bank in connection with the Loan Documents, and any costs associated with any other requirements of the Central Bank), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender; and/or

(b)                              any Lender becomes subject to any Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) and (c) of the definition of Excluded Taxes and (iii) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; and/or

(c)                               there is imposed on any Lender or the London interbank Eurodollar market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loan made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other recipient hereunder (whether of principal, interest or any other amount), then the Borrower shall, within forty five (45) days after demand therefor and receipt of the certificate provided for in this Section 2.10, indemnify the Administrative Agent or such Lender against such cost, reduction, payment or forgone interest or other amount and, accordingly, shall pay to the Administrative Agent or such Lender the amount certified by it to be necessary so to indemnify it, such certificate to set out in reasonable detail the basis for the determination of such amount, unless actions taken pursuant to Section 2.13 shall make such payment unnecessary; provided, however, that the Borrower shall not be required to pay any amount with respect to any such cost, reduction, payment or forgone interest or other amount to the extent the Administrative Agent or such Lender has not provided notice and the certificate provided for in this Section 2.10 to the Borrower within ninety (90) days after the date that the Administrative Agent or such Lender becomes aware of the occurrence of such event or circumstance giving rise to such amount.  If the Administrative Agent or any Lender becomes entitled to claim any additional amounts pursuant to this Section 2.10, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled; provided that the failure by the Administrative Agent or such Lender to provide such notice to the Borrower shall not affect the Administrative Agent or such Lender’s entitlement to claim such additional amounts, but only to the extent that such

Lender timely delivers to the Borrower the certificate provided for in this Section 2.10.  A certificate as to any additional amounts payable pursuant to this Section 2.10 showing calculations of such amounts in reasonable detail submitted by the Administrative Agent or such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.  The covenants in this Section 2.10 shall survive the termination of this Agreement and all other amounts payable hereunder.

Notwithstanding the foregoing, no Lender shall demand compensation for any increased costs or reduction pursuant to this Section 2.10 in connection with the introduction of, any change in, or any change in the interpretation or application of, any Requirement of Law related to (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives in connection therewith or (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. or non-U.S. regulatory authorities, in each case pursuant to Basel III, unless such Lender certifies to the Borrower that it is demanding compensation for increased costs or reduction in connection with the introduction of, the same change in, or the same change in the interpretation or application of, such Requirement of Law from other borrowers under provisions of other credit agreements which permit such Lender to demand such compensation.

Section 2.11                Taxes.

(a)                               Any and all payments by the Borrower hereunder shall be made, in accordance with Section 2.8, free and clear of and without deduction for any Tax (except to the extent required by law).  If the Borrower or the Administrative Agent shall be required by law to withhold any amount in account for, and/or to deduct, any Taxes from or in respect of any sum payable hereunder, (i) if and to the extent such Tax is an Indemnified Tax, the sum payable shall be increased by the Borrower as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with Applicable Law; provided, however, that the Borrower shall not be obligated to pay to any Lender or the Administrative Agent (as the case may be) any additional amount for or on account of any Tax required to be deducted or withheld (x) with respect to the Initial Lender or any direct of or indirect Assignee thereof (or the Administrative Agent on its or such Assignee’s behalf),  to the extent the Tax exceeds the Tax that would have been imposed on a bank entitled to the benefits of the Germany-Argentina Tax Treaty as amended and in effect from time to time, and (y) with respect to Canada Pension Plan Investment Board in its capacity as a Lender (after the date hereof) or any direct or indirect Assignee thereof (or the Administrative Agent on its or such Assignee’s behalf), to the extent the Tax exceeds the Tax that would have been imposed on a public pension entitled to the benefits of the Canada-Argentina Tax Treaty as amended and in effect from time to time.

(b)                              In addition, the Borrower shall timely pay all Other Taxes to the relevant Governmental Authorities in accordance with Applicable Law.  The Borrower shall, if requested by the Administrative Agent, deliver to the Administrative Agent official receipts or other evidence of such payment reasonably satisfactory to the Administrative Agent in respect of any Other Taxes payable hereunder promptly after payment of such Other Taxes.

(c)                               The Borrower shall indemnify each Lender and the Administrative Agent for and hold each of them harmless against (i) the amount of Indemnified Taxes and Other Taxes paid by such Lender or the Administrative Agent (as the case may be) (but only to the extent that the Lender or the Administrative Agent (as the case may be) would have been entitled to receive additional amounts under Section 2.11(a) in respect of such Taxes), and (ii) any reasonable expenses arising therefrom or with respect thereto.  This indemnification shall be made within thirty (30) days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.

(d)                             Each Lender shall severally indemnify the Administrative Agent, upon demand therefor, against (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), and (ii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document or otherwise payable by the Administrative Agent to any Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)                               Within forty-five (45) days after the date of any payment of Indemnified Taxes or Other Taxes, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 9.2, the original or a certified copy of a receipt evidencing such payment.

(f)                                Each Lender shall upon written request by the Borrower or the Administrative Agent provide the Borrower and the Administrative Agent, on a timely basis, with two copies of any form, document or other certification, appropriately completed, necessary for such Lender to be exempt from, or entitled to a reduced rate of, Taxes on payments pursuant to this Agreement; provided that no Lender shall have any obligation to provide such form, document or other certification if, in the reasonable judgment of such Lender, the provision of such form, document or other certification would contravene any Applicable Law or would require such Lender to disclose any confidential information or would impose a material regulatory burden or material cost on such Lender that is not reimbursed by the Borrower.  To the extent that any such form, document or certification becomes obsolete, a Lender shall upon written request by the Borrower or the Administrative Agent (subject to the proviso above) provide an updated or successor form, document or certification to the Borrower and the Administrative Agent.

(g)                              If any payment made to a Lender hereunder would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Notwithstanding anything herein to the contrary, the Borrower hereby agrees that the Administrative Agent shall be entitled to make any withholding or deduction from payments to the extent necessary to comply with FATCA for which the Administrative Agent shall not have liability.  The Borrower agrees to indemnify and hold harmless the Administrative Agent for any losses it may suffer due to actions it takes to comply with FATCA.

(h)                              Each party’s obligations under this Section 2.11 shall survive the termination of this Agreement and the resignation or removal of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitment and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.12                Breakage Indemnity.  Within five (5) Business Days after the written request of any Lender (with a copy to the Administrative Agent) from time to time, setting forth in reasonable detail the basis for calculating such compensation, the Borrower shall indemnify each Lender and hold each Lender harmless from any loss or expense in connection with the liquidation or re-employment of such funds (including reasonable and documented administrative expenses, but excluding loss of margin over the LIBO Rate for the remainder of the relevant Interest Period or other loss of anticipated profits) that such Lender may sustain or incur as a consequence of (a) the Borrower’s failure to borrow hereunder for any reason (other than a default by any Lender) on the date specified in the Notice of Borrowing delivered pursuant to Section 2.3(a), (b) default by the Borrower in making any prepayment after the Borrower has given notice thereof in accordance with this Agreement, or in the case of revocation of any prepayment notice in accordance with the terms hereof, (c) the making of a prepayment of any Loan on a day that is not the last day of an Interest Period, (d) default by the Borrower in payment when due of the principal of or interest on any Loan or (e) the failure of a condition precedent referred to in ARTICLE III to be satisfied or waived after the Borrower has given the Notice of Borrowing pursuant to Section 2.3(a).  This covenant shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

Section 2.13                Mitigation; Prepayment.

(a)                               If any circumstances arise which result, or would on the giving of notice (or the like) result, in the Borrower having to make a payment to or for the account of the Administrative Agent or any Lender under Section 2.9, Section 2.10 or Section 2.11 (excluding Other Taxes), then without in any way limiting, reducing or otherwise qualifying any of the obligations of the Borrower under Section 2.9, Section 2.10 and Section 2.11:

(i)                                  as promptly as practicable after an officer of the Administrative Agent or an officer of such Lender with responsibility for its participation in this

Agreement becomes aware of the relevant circumstances and their results, such Lender shall notify the Borrower and the Administrative Agent; and

(ii)                              in consultation with the Borrower and the Administrative Agent, such Lender shall take such steps as it determines are reasonably available to it and are acceptable to the Borrower and the Administrative Agent to mitigate the effect of those circumstances (such as changing its Lending Office, and/or assigning some or all of its rights or obligations under this Agreement at par to another Person acceptable to the Borrower and the Administrative Agent and willing to take that assignment), if such Lender can do so without material cost or expense to such Lender;

provided that no Lender shall be obliged to take any such steps that in its sole opinion, arrived at in good faith, would or might have an adverse effect on that Lender.

(b)                              If (i) the Borrower becomes obliged to pay any Taxes for the account of any Lender under Section 2.11 (excluding Other Taxes) or any amount under Section 2.10 and (ii) the Borrower gives to such Lender not less than fourteen (14) days’ notice of the date of prepayment, the Borrower may prepay all (but not part only) of such Lender’s Loan without premium or penalty at any time.  Any such prepayment must be accompanied by accrued interest on such Loan and by any other sum then due to such Lender under Section 2.12 or any other provision of this Agreement.

(c)                               Notwithstanding any other provision of this Section 2.13, no Lender shall demand compensation for any increased or other cost or reduction pursuant to this Section 2.13 if it shall not at the time be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit facilities.

Section 2.14                Currency Indemnity; Indemnity Separate.

(a)                               The Dollar is the sole currency of account and payment for all sums payable by the Borrower under or in connection with this Agreement, including damages for any breach of this Agreement.

(b)                              The Borrower fully understands that the transactions (a) described in this Agreement are part of a cross-border financing and any disbursements made by any Lender will be made in Dollars and, therefore, it is of the essence of this Agreement and the other Loan Documents that any and all payments made by the Borrower (or any other entity on its behalf) hereunder or thereunder is made exclusively in Dollars.  Thus, the Borrower hereby expressly, unconditionally and irrevocably waives any right (including any right under Section 765 of the Argentine Civil and Commercial Code (if applicable)) it may have in any jurisdiction to pay any amount under the Loan Documents in a currency other than Dollars.

(c)                               The Borrower irrevocably and unconditionally waives the right to invoke any defense in relation to its obligations of paying any amounts due under the Loan Documents, including defenses of impossibility, impracticability or frustration of purpose set forth in Section 1091 of the Argentine Civil and Commercial Code, force majeure or act of God set forth in Sections 955, 1031, 1032 or 1730 of the Argentine Civil and Commercial Code, impossibility to comply with the obligations set forth in Section 1732 of the Argentine Civil and Commercial Code,

or “onerosidad sobreviniente”, “lesion enorme” or “abuso del derecho” set forth in Section 10 of the Argentine Civil and Commercial Code.

(d)                             Any amount received or recovered in a currency other than Dollars (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the Winding-up of the Borrower or otherwise) by the Administrative Agent or any Lender in respect of any sum expressed to be due to it from the Borrower under this Agreement shall constitute a discharge to the Borrower only to the extent of the Dollar amount that the recipient is able, in accordance with its usual practice, to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).  If that Dollar amount is less than the Dollar amount expressed to be due to the recipient under this Agreement, the Borrower shall pay such additional amount in Dollars as may be necessary to compensate the recipient for such shortfall.  In any event, the Borrower shall indemnify the recipient against the reasonable cost of making any such purchase.

(e)                               If at the time when any payment by the Borrower in connection with the Agreement is due hereunder or under any other Loan Document there is any restriction or prohibition on access to the Argentine exchange market or a requirement to have prior authorization of the Central Bank or any other Governmental Authority and such authorization is not available on the date when payment is due, to the fullest extent permitted by law, the Borrower shall, at its own expense, obtain the required amount of Dollars to pay such amount due under the Loan Documents, through: (i) the purchase with Pesos of any Dollar-denominated public or private bond or tradable debt or equity security listed in Argentina and the subsequent transfer and sale thereof outside of Argentina for Dollars; (ii) the purchase of Dollars in any market in which Dollars may be purchased, with any legal tender; or (iii) any other lawful mechanism for the acquisition of Dollars in the Argentine exchange market.  The Borrower shall be liable for and shall pay all taxes, costs, fees and expenses payable in connection with the transactions referred to herein for the purchase of Dollars to effect payment of any amount due and owing hereunder.  Interest shall continue to accrue as specified in this Agreement on any amounts that are not paid on the due date therefor as a result of the Borrower’s entering into or consummating any transaction to obtain Dollars to make any required payment hereunder or any other Loan Document and such shall continue to accrue until full payment of such amount due is made to the Administrative Agent or the Lenders, as the case may be, in accordance with this Agreement and the other Loan Documents. Notwithstanding anything to the contrary contained in this Agreement or in any obligation of the Borrower to any other Person, nothing shall be construed to relieve or otherwise affect the unconditional obligation of the Borrower to satisfy all payment and other obligations under this Agreement on or prior to the due dates thereof.

(f)                                Each of the indemnities in this Agreement constitutes a separate and independent obligation from the other obligations in this Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Administrative Agent (acting at the written direction of the Majority Lenders) and/or any Lender and shall continue in full force and effect despite any judgment, order, claim or proof for a liquidated amount in respect of any sum due under this Agreement or any other judgment or order.

Section 2.15                [RESERVED].

Section 2.16                Increase in Commitments.

(a)                               Request for Increase.  Provided there exists no Event of Default of Potential Event of Default, subject to compliance with the terms of this Section 2.16, the Borrower shall have the option to increase, within the thirty (30) days following the Effective Date, the Total Commitment up to $100,000,000 (to a Total Commitment for all Lenders in the aggregate of up to $300,000,000; provided that any such increase shall be in a minimum amount of $15,000,000 (such increase, a “Facility Increase”).  The Administrative Agent, at the direction of the Majority Lenders, shall determine the effective date of any such increase (the “Increase Effective Date”) and shall promptly notify the Borrower and the Lenders of such Increase Effective Date.

(b)                              Conditions to Effectiveness of Increase.  The following are condition precedent to such increase:

(i)                                  the Borrower shall deliver to the Administrative Agent a Facility Increase Request;

(ii)                              any such increase shall be subject to the prior written approval by any Lenders increasing their respective Commitments to support any Facility Increase; and

(iii)                          an additional Lender or Lenders (which Lender or Lenders must be acceptable to the Initial Lender in its sole discretion) shall become party to this Loan Agreement, in accordance with Section 9.6(i), providing the increased Commitment and/or each existing Lender shall increase its Commitment ratably in accordance with its pro rata share of the Total Commitment up to the desired amount and the Borrower shall pay such fees as are agreed in connection with such increased Commitment.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1                        Conditions Precedent to the Loans and the Closing Date.  The agreement of the Lenders to make the Initial Borrowing of the Loans is subject to the satisfaction of, or waiver by, each Lender on or prior to the Closing Date of the following conditions precedent:

(a)                               the Administrative Agent shall have received this Agreement and each other Loan Document, executed and delivered by a duly Authorized Representative of the Borrower and each other party thereto, and each Loan Document shall be in full force and effect in form reasonably satisfactory to the Lenders;

(b)                              the Lenders and the Administrative Agent shall have received a certificate from the Borrower, dated as of the Closing Date, substantially in the form set out in Exhibit C, duly executed by the Chief Executive Officer, the Chief Financial Officer, the General Counsel or other high ranking officer of the Borrower, (i) attaching a copy of the organizational documents of the Borrower, as amended to date, and a recent certificate of good standing (or equivalent), (ii) attaching a copy of the actions of the board of directors of the Borrower authorizing the execution, delivery and performance of this Agreement and the other Loan Documents, and (iii) in respect of the incumbency and authority, containing a specimen signature of each person who is authorized to sign this Agreement and the other Loan Documents on its behalf;

(c)                               the Administrative Agent shall have received a certificate from the Borrower, dated as of the Closing Date, duly executed by the Chief Executive Officer or the Chief Financial Officer of the Borrower to the effect that the Borrower will be in compliance with the financial ratios covenant set forth in Section 5.18 after giving effect to the incurrence of the Loans on the Closing Date and that the financial statements set forth below (x) have been prepared, examined and approved in accordance with IFRS and in accordance with the Borrower’s or Cablevision’s constitutive laws and regulations, as applicable, and (y) fairly present the consolidated financial condition and operations of the Borrower and Cablevision, as applicable, and its respective Consolidated Subsidiaries as at that date:

(i)                                  the Borrower’s annual consolidated financial statements (including income statements, balance sheets and cash flow statements) of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2017;

(ii)        Cablevision’s annual consolidated financial statements (including income statements, balance sheets and cash flow statements) of Cablevision and its Subsidiaries for the fiscal year ended December 31, 2017; and

(iii)                          the Borrower’s unaudited condensed consolidated financial statements as of September 30, 2018, and for the nine months then ended;

(d)                             the Administrative Agent shall have received a Notice of Borrowing executed and delivered by the Borrower in accordance with Section 2.3(a);

(e)                               the Administrative Agent shall have received the executed legal opinions, addressed to the Administrative Agent and each Lender, dated as of the Closing Date, from:

(i)                                  EGFA Abogados, special Argentine counsel to the Borrower, substantially in the form set out in Exhibit E hereto;

(ii)       Cleary Gottlieb Steen & Hamilton LLP, special New York counsel to the Borrower, substantially in the form set out in Exhibit F hereto; and

(iii)                          Beccar Varela, special Argentine counsel to the Lenders, in form and substance satisfactory to the Lenders;

(f)                                the Borrower shall have complied with all terms of the Fee Letters to be complied with on or before the Closing Date; and all costs, fees, expenses (including, without limitation, legal fees and expenses) and other compensation contemplated hereby, payable to the Administrative Agent, the Sole Book-Runner and Lead Arranger and the Lenders or otherwise payable in respect of the transactions contemplated hereby shall have been paid to the extent then due (or will be paid simultaneously with the proceeds of the Loans);

(g)                              (i) since June 30, 2018, there shall have been no circumstance, event or condition which has or would reasonably be expected to have a Material Adverse Effect and (ii)

since the Effective Date, there shall have been no circumstance, event or condition which has or would reasonably be expected to have a material adverse effect on general capital or commercial banking market conditions, the international capital markets or the macroeconomic context of Argentina;

(h)                              the Administrative Agent shall have received evidence of payment by the Borrower of all agreed upon accrued fees and expenses of legal counsel (including fees and expenses of (i) Beccar Varela, special Argentine counsel to the Lenders and Administrative Agent, (ii) Gibson, Dunn & Crutcher LLP, special New York counsel to the Lenders, and (iii) Pillsbury Winthrop Shaw Pittman LLP, special New York counsel to the Administrative Agent;

(i)                                  all corporate and other proceedings and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be in form and substance reasonably satisfactory to the Lenders, and the Administrative Agent and the Lenders shall have received such other documents in respect of any aspect or consequence of the transactions contemplated hereby or thereby as they shall reasonably request;

(j)                                  all documentation and other information of the Borrower required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, shall have been provided to each Lender in form and substance satisfactory to it prior to the Effective Date;

(k)                              to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall have delivered to Administrative Agent a Beneficial Ownership Certification in relation to the Borrower;

(l)          the Administrative Agent shall have received written confirmation (in form and substance reasonably satisfactory to the Lenders) of the appointment by the Borrower of the Process Agent through the Maturity Date;

(m)                          as of the Closing Date, each of the representations and warranties made by the Borrower in this Agreement shall be: (i) if such representation or warranty is qualified as to materiality or by reference to the existence of a Material Adverse Effect, true and correct to the extent of such qualification on and as of the Closing Date as if made on such date (except for such representations and warranties which are expressly stated to have been made as of a specific date, which shall be true and correct to the extent of such qualification as of such specific date); or (ii) if such representation or warranty is not so qualified, true and correct in all material respects on and as of the Closing Date, as if made on such date (except for such representations and warranties which are expressly stated to have been made as of a specific date, which shall be true and correct in all material respects as of such date);

(n)                              no Potential Event of Default, Event of Default or Prepayment Event shall have occurred and be continuing on the Closing Date or would result from the making of the Loans on such date; and

(o)                              receipt by the Administrative Agent of a true and correct copy of a prepayment notice under the Bridge Facility being refinanced in part with the proceeds of the Loans in accordance with the terms hereof.

Section 3.2                        Conditions Precedent to the Second Borrowing Date.  The agreement of the Lenders to make the Second Borrowing of the Loans is subject to the satisfaction of, or waiver by, each Lender on or prior to the Second Borrowing Date of the following conditions precedent:

(a)                               the Closing Date shall have occurred;

(b)                              conditions to the effectiveness of the Facility Increase required under Section 2.16 shall have been duly satisfied;

(c)                               [RESERVED];

(d)                             as of the Second Borrowing Date, each of the representations and warranties made by the Borrower in this Agreement shall be: (i) if such representation or warranty is qualified as to materiality or by reference to the existence of a Material Adverse Effect, true and correct to the extent of such qualification on and as of the Second Borrowing Date as if made on such date (except for such representations and warranties which are expressly stated to have been made as of a specific date, which shall be true and correct to the extent of such qualification as of such specific date); or (ii) if such representation or warranty is not so qualified, true and correct in all material respects on and as of the Second Borrowing Date, as if made on such date (except for such representations and warranties which are expressly stated to have been made as of a specific date, which shall be true and correct in all material respects as of such date);

(e)                               the Administrative Agent shall have received a certificate from the Borrower, dated as of the Second Borrowing Date, duly executed by the Chief Executive Officer or the Chief Financial Officer of the Borrower to the effect that the Borrower will be in compliance with the financial ratios covenant set forth in Section 5.18 after giving effect to the incurrence of the Loans on the Second Borrowing Date;

(f)                                the Administrative Agent shall have received the executed legal opinions, addressed to the Administrative Agent and each Lender, dated as of the Second Borrowing Date, from:

(i)           EGFA Abogados, special Argentine counsel to the Borrower, substantially in the form set out in Exhibit E hereto;

(ii)         Cleary Gottlieb Steen & Hamilton LLP, special New York counsel to the Borrower, substantially in the form set out in Exhibit F hereto; and

(iii)         Beccar Varela, special Argentine counsel to the Lenders, in form and substance satisfactory to the Lenders;

(g)                              the Borrower shall have complied with all terms of the Fee Letters to be complied with on or before the Second Borrowing Date; and all costs, fees, expenses (including, without limitation, legal fees and expenses) and other compensation contemplated hereby, payable to the Administrative Agent, the Sole Book-Runner and Lead Arranger and the Lenders or otherwise payable in respect of the transactions contemplated hereby on the Second Borrowing Date shall have been paid to the extent then due (or will be paid simultaneously with the proceeds of the Loans to be Borrowed on the Second Borrowing Date);

(h)                              since the Closing Date, there shall have been no circumstance, event or condition which has or would reasonably be expected to have (i) a Material Adverse Effect or (ii) a material adverse effect on general capital or commercial banking market conditions, the international capital markets or the macroeconomic context of Argentina;

(i)                                  no Potential Event of Default, Event of Default or Prepayment Event shall have occurred and be continuing on the Second Borrowing Date or would result from the making of the Loans on such date; and

(j)                                  the Administrative Agent shall have received a Notice of Borrowing executed and delivered by the Borrower in accordance with Section 2.3(a).

Section 3.3                        Documents.  All documents submitted to the Administrative Agent pursuant to this Agreement shall be in the English language or accompanied by an English translation certified by a duly appointed officer of the Borrower.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to make the Loans, the Borrower represents and warrants to the Administrative Agent and each Lender, on the date hereof and on each Borrowing Date, that:

Section 4.1                        Status.  The Borrower is a sociedad anónima duly incorporated and validly existing under the laws of Argentina and has the requisite corporate power and authority to own its Assets and to conduct the business that it presently conducts and/or proposes to conduct and is in compliance in all material respects with all Applicable Law.

Section 4.2                        Powers.  The Borrower has the requisite corporate power and authority to execute, deliver and perform this Agreement and the other Loan Documents and to borrow hereunder, and has taken all necessary corporate action to authorize the borrowings on the terms and conditions of this Agreement, and to authorize the execution, delivery and performance of this Agreement and the other Loan Documents.  Each Loan Document has been, and when delivered, will be, duly executed and delivered by the Borrower.

Section 4.3                        Authorization and Consents.  No action, condition, approval or authorization is required by the laws of Argentina in order (a) to enable it lawfully to enter into, exercise its rights and perform and comply with its obligations under this Agreement or any other Loan Document, (b) to ensure that those obligations are valid, legally binding and enforceable, or (c) to ensure that those obligations rank and will at all times rank in accordance with Section 5.2.

Section 4.4                        Non-Violation of Laws, Etc.  The execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby (including the incurrence of the Loans) will not conflict with or violate (a) any material Requirement of Law to which the Borrower is subject or (b) the Borrower’s organizational documents.

Section 4.5       Governmental Approvals.  All material Governmental Approvals necessary for conducting the business, trade and ordinary activities of the Borrower and each of its Subsidiaries have been obtained or effected and are in full force and effect.

Section 4.6                        Obligations Binding.  This Agreement and each other Loan Documents (each when duly executed and delivered) constitutes a legal, valid and binding obligation of the Borrower, enforceable against it in accordance with their respective terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or in law).

Section 4.7                        Non-Violation of Other Agreements.  The execution, delivery and performance of this Agreement and the other Loan Documents and the disbursement of the Loans contemplated hereby will not conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of the Borrower or any of its Subsidiaries, except such obligations as to which Borrower has obtained a waiver prior to the Closing Date and except for such conflicts or breaches that would not reasonably be expected to have a Material Adverse Effect.

Section 4.8                        Mergers.  All necessary corporate action and approvals to authorize the Mergers has been taken and all regulatory approvals and registrations required for the effectiveness of the Mergers have been obtained.

Section 4.9                        No Default.  No Event of Default and no Potential Event of Default has occurred and is continuing, or will occur as a result of the disbursement of the Loans contemplated hereby.

Section 4.10                Borrower’s Financial Statements.  The Borrower’s audited consolidated financial statements as of December 31, 2017 and for the fiscal year then ended, together with notes thereto, and the Borrower’s unaudited condensed consolidated financial statements as of September 30, 2018 and the nine-month period then ended, together with notes thereto, and in each case as delivered to the Administrative Agent (with copies of the related reports and approvals referred to in clause (a) below):

(a)                               include such financial information as are required under Applicable Law and were prepared, examined, reported on and audited and/or approved, as applicable, in accordance with IFRS and in accordance with the Applicable Law and the Borrower’s constitutive documents;

(b)                              fairly present the consolidated financial condition and operations of the Borrower and its consolidated Subsidiaries as at that date and for the respective period then ended; and

(c)                               to the extent required by IFRS, disclose or reserve against all liabilities (contingent or otherwise) of the relevant Person(s) as of that date any and all material unrealized or anticipated losses from any commitment entered into by the relevant Person(s) and which existed as of the respective dates thereof.

Section 4.11                Cablevision’s Financial Statements.  Cablevision’s audited consolidated financial statements as of December 31, 2017 and for the fiscal year then ended, together with notes thereto as delivered to the Administrative Agent (with copies of the related reports and approvals referred to in clause (a) below):

(a)                               include such financial information as are required under Applicable Law and were prepared, examined, reported on and audited and/or approved, as applicable, in accordance with IFRS and in accordance with the Applicable Law and the Cablevision’s constitutive documents;

(b)                              fairly present the consolidated financial condition and operations of Cablevision and its Consolidated Subsidiaries as at that date and for the respective period then ended; and

(c)                               to the extent required by IFRS, disclose or reserve against all liabilities (contingent or otherwise) of the relevant Person(s) as of that date any and all material unrealized or anticipated losses from any commitment entered into by the relevant Person(s) and which existed as of the respective dates thereof.

Section 4.12                No Material Adverse Effect.  On each Borrowing Date, no event or circumstance or combination thereof has had a Material Adverse Effect since the Effective Date.

Section 4.13                Litigation.  No litigation, arbitration or administrative proceeding against the Borrower or any of its Subsidiaries is currently pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened in writing, (a) which is reasonably likely to be adversely determined and, if so determined, is reasonably likely to prevent the performance by the Borrower of its obligations under this Agreement or any other Loan Document, or (b) which has or would reasonably be expected to have a Material Adverse Effect.

Section 4.14                Labor Relations.  Neither the Borrower nor any of its Principal Subsidiaries is engaged in any unfair labor practice that would be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect.  There is (a) no unfair labor practice complaint pending against the Borrower or any of its Principal Subsidiaries or, to the knowledge of the Borrower, threatened in writing against the Borrower or any of its Principal Subsidiaries, before any Governmental Authority with responsibility, authority or jurisdiction for such matters, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Principal Subsidiaries or, to the knowledge of the Borrower, threatened in writing against the Borrower or any of its Principal Subsidiaries, (b) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Principal Subsidiaries or, to the knowledge of the Borrower, threatened in writing against the Borrower or any of its Principal Subsidiaries and (c) to the knowledge of the Borrower, no union organizing activities taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

Section 4.15                Disclosure.  No representation or warranty of the Borrower contained in any Loan Document or in any other documents, certificates or written statements furnished to the Administrative Agent or any Lender by or on behalf of the Borrower for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (known to Borrower, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein, when taken as a whole, not misleading in light of the circumstances in which the same were made.  As of the date hereof, the information included in the Beneficial Ownership Certification delivered pursuant to Section 3.1(l) is true and correct in all material respects.

Section 4.16                Taxes.

(a)                               The Borrower and each of its Subsidiaries have filed all material tax returns required to be filed and paid all material Taxes shown to be due thereon except such as are being contested in good faith by appropriate proceedings, for which the Borrower has made adequate reserves as required under IFRS.

(b)                              As of the date hereof, all payments of interest under this Agreement by the Borrower to a Lender located outside Argentina are subject to withholding of Argentine income tax at: (i) a rate of 15.05% if such Lender is a Qualifying Bank; (ii) a lower rate if such Lender is resident in a country  that has a treaty to avoid double taxation in force with Argentina, to the extent such Lender complies with all requisites for the application of such treaty; or (iii) a rate of 35% if neither of the conditions indicated in clauses (i) and (ii) above are met; provided that nothing in this clause (b) shall be deemed to limit or otherwise diminish or reduce any of the parties’ respective obligations otherwise set forth in this Agreement.

Section 4.17                Purpose of the Loan.  The proceeds of the Loans shall be used by the Borrower solely to partially repay the Bridge Facility, and to pay any transaction-related expenses or fees in respect of the transactions contemplated hereby on each applicable Borrowing Date.  The proceeds of the Loans will not be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States of America or of extending credit to others for the purpose of buying or carrying any “margin stock”.

Section 4.18                Foreign Exchange Regulations.  On each Borrowing Date, the Borrower shall have complied in all material respects with all Foreign Exchange Regulations, if any, and shall have made all necessary filings, the failure of which might affect any payment to be made under this Agreement, and, to the best of the Borrower’s knowledge, there are no foreign exchange restrictions in effect in Argentina that would adversely affect any payment to be made under this Agreement.

Section 4.19                Ownership; Subsidiaries.  Each of the Borrower’s Subsidiaries is a Person duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the power (corporate or otherwise) and authority to own its Assets and conduct the business that it conducts and/or proposes to conduct.

Section 4.20                Solvency.  The Borrower is, and upon giving effect to the Loans and the use of proceeds thereof, will be, on a Consolidated basis, Solvent.

Section 4.21                Investment Company Act.  The Borrower is not required to register as an “investment company” under the Investment Company Act of 1940, as amended.

Section 4.22                No Immunity.  Under the laws of Argentina, with respect to the execution, delivery and performance of this Agreement and the other Loan Documents, the Borrower is subject to private commercial law and to suit, and neither it nor its Assets, to the extent located in Argentina, has any immunity from the jurisdiction of any court or any legal process (whether through service of notice, attachment prior to notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) except for such Assets used for the performance of a public service.  Neither the defense of sovereign immunity nor any similar defense is available to the Borrower against (a) any service of process by the Administrative Agent or any Lender in any suit, action or proceeding relating to or arising out of any of the obligations of the Borrower under this Agreement, any Loan Document or any other documents executed in connection with any Loan Document, (b) any claim of jurisdiction over the Borrower in any court of competent jurisdiction in connection with any such suit, action or proceeding, (c) any judgment that could otherwise be obtained against the Borrower as a result of any such suit, action or proceeding or (d) the enforcement of any such judgment against the Borrower or any of its Assets, except for such Assets used for the performance of a public service.  The Borrower has full power and authority to waive immunity and any similar defense as provided in Section 9.12, and such waiver is effective, legal, valid and enforceable.

Section 4.23                OFAC and Anti-Money Laundering.

(a)                               None of the Borrower, any of its Subsidiaries or, to the knowledge of the Borrower after due inquiry, any Person acting on behalf of the Borrower or any of its Subsidiaries in connection with this Agreement:

(i)                                  (A) is currently a Person with whom dealings are restricted or prohibited by any Sanction, (B) is located, organized or residing in any Designated Jurisdiction, (C) is a department, agency or instrumentality of, or otherwise Controlled or acting on behalf of, a Designated Jurisdiction, or (D) is included on OFAC’s Specially Designated Nationals and Blocked Persons List or the Consolidated Sanctions List maintained by OFAC, HMT’s Consolidated List of Financial Sanctions Targets or the Investment Ban List, or is a target of Sanctions because of a relationship of ownership or Control with any such Person or Persons described in this clause (D); and

(ii)                              the Borrower neither knows nor has reason to believe that it or any of its Subsidiaries is or may become the subject of any Sanctions-related investigation or judicial proceeding.

(b)          No Borrowing, use of proceeds or other transaction undertaken pursuant to this Agreement and the other Loan Documents will, to the knowledge of the Borrower, violate any relevant Anti-Money Laundering Law or applicable Sanctions.

(c)                               The Borrower and each of its Subsidiaries has conducted its business in compliance in all material respects with all applicable Sanctions and Anti-Money Laundering Laws, and the Borrower has not been notified by any relevant Agency that it or any of its Subsidiaries currently is, the subject of investigation for material violations of any Sanctions or Anti-Money Laundering Laws.

(d)                             No action, suit or proceeding by or before any court or Agency, authority or body or any arbitrator involving the Borrower or any of its Subsidiaries with respect to a material violation of applicable Anti-Money Laundering Laws is pending.

Section 4.24                Anti-Corruption Laws.  Neither the Borrower, nor to the knowledge of the Borrower, any of its Controlled Affiliates or Subsidiaries (a) solely in connection with the Telecom/CV Merger, (i) Cablevisión Holding S.A., Fintech Advisory, Inc. or Fintech Telecom LLC or (ii) any director, officer, or employee acting on behalf of Cablevisión Holding S.A., Fintech Advisory, Inc. or Fintech Telecom LLC, or (b) any director, officer, agent, employee of the Borrower, any Controlled Affiliate of the Borrower or any of its Subsidiaries, (i) has used any funds for any unlawful contribution, gift, property, entertainment or other unlawful expense related to political activity, (ii) has made, taken or will take any action to further or facilitate any offer, payment, gift, promise to pay, or any offer, gift or promise of anything else of value, directly or indirectly, to any Person knowing that all or a portion of the payment will be offered, given or promised to anyone to improperly influence official action, to obtain or retain business for the Borrower or any of its Controlled Affiliates or Subsidiaries (or, solely in connection with the Telecom/CV Merger, Cablevisión Holding S.A., Fintech Advisory, Inc. or Fintech Telecom LLC), or to secure an improper advantage for the Borrower, its Controlled Affiliates or its Subsidiaries (or, solely in connection with the Telecom/CV Merger, Cablevisión Holding S.A., Fintech Advisory, Inc. or Fintech Telecom LLC), (iii) has made, offered, taken, or will make, offer or take any act in furtherance of any bribe, unlawful rebate, payoff, influence payment, property, gift, kickback or other unlawful payment, or (iv) is aware of, has taken, or will take any action, directly or indirectly, that would result in a violation of any provision of the Bribery Act 2010 of the United Kingdom, the OECD Convention on Bribery of Foreign Public Officials in International Business Transactions, the FCPA.  The Borrower, the Subsidiaries and their Controlled Affiliates have each conducted their businesses in compliance with all  applicable anti-bribery and Anti-Corruption laws and/or regulations and have instituted and maintain policies and procedures reasonably designed to promote and ensure continued compliance with all applicable Anti-Corruption Laws and with the representation and warranty contained in this Section 4.24.  To the best of the Borrower’s knowledge and belief, no actions or investigations by any governmental or regulatory agency are ongoing or threatened against the Borrower or its Subsidiaries, or any of their  directors, officers, employee,  associated party or person acting on their behalf in relation to a breach of any Anti-Corruption Laws.

Section 4.25                Environmental Compliance.  The Borrower conducts in the ordinary course of business a review of (a) the effect of Environmental Laws in force in Argentina, Paraguay and Uruguay and (b) claims alleging potential liability or responsibility for violation of any

Environmental Law in force in Argentina, Paraguay and Uruguay, in each case, with respect to its business, operations and properties, and as a result thereof, the Borrower has reasonably concluded that, to the best of its knowledge, the effect of such Environmental Laws or any such claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.26                Legal Form.

(a)                               This Agreement is and will be in proper legal form for the enforcement thereof against the Borrower in Argentina in accordance with its terms, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of this Agreement it is not necessary that either document or any other document be filed, registered or recorded with, or executed or notarized before, or notified to, any court or other authority in Argentina or any other Person, or that any registration charge or stamp or similar tax be paid on or in respect of such document or any other document relating to the matters covered by such document, or that any other action be taken in respect of such document or any other document relating to the matters covered by such document, except that (i) an official translation by a sworn public translator into the Spanish language of any document in a language other than Spanish is required to make this Agreement or any other document admissible in evidence in the courts of Argentina and bring an action thereon, (ii) that the filing of claims with the Argentine judicial system is subject to the payment of taxes collected to fund the court system, which taxes must be paid by the person filing a claim in court and which rates vary from one jurisdiction to another (the current applicable rate in the City of Buenos Aires being 3% of the amount claimed, in accordance with Article 2 of Law No. 23,898, as amended, and (iii) for admissibility in evidence before Argentine courts, this Agreement must be apostilled or legalized by the relevant Argentine consulate.

(b)                              [RESERVED]

(c)                               Each Borrower is permitted under the laws of Argentina to pay any additional amounts under Section 2.11 in respect of any Stamp Taxes or Other Taxes.

Section 4.27                Intellectual Property.  The Borrower and each of its Principal Subsidiaries owns, or is licensed to use or validly and lawfully has the right to use, without restrictions or other obligations, all trademarks, tradenames, copyrights, patents, service marks, licenses and other intellectual property material to its business, and the use thereof by the Borrower or such Principal Subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not be reasonably expected to result in a Material Adverse Effect.

Section 4.28                Insurance Matters.  The Borrower and its Subsidiaries maintain insurance against losses, liabilities or damages (including damage to persons and third-party property) as may customarily be carried or maintained under similar circumstances by Persons engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons, where failure to do so would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.29                Ranking: Priority.  The obligations of the Borrower under this Agreement and the other Loan Documents rank in priority of payment at least pari passu with all its other present or future unsecured and unsubordinated Indebtedness, except for Indebtedness having priority by operation of law.

Section 4.30                International Banking Facility.  The Borrower, an entity located outside the United States, understands that it is the policy of the Board of Governors of the U.S. Federal Reserve System that extensions of credit by international banking facilities, such as the Loans hereunder, may be used to finance the non-U.S. operations of the Borrower located outside the United States, and has consequently applied the proceeds of the Loans as described in Section 4.17.

Section 4.31                FATCA Status.  The Borrower is not, as of the date of this Agreement, and shall use commercially reasonable efforts to avoid becoming either: (a) a “United States person” as that term is defined in Section 7701(a)(30) of the Code or (b) a person some or all of whose payments under the Loan Documents are from sources within the United States for US federal income tax purposes, as of the date of this Agreement; and accordingly, payment of interest and gross proceeds under this Agreement would not be a “withholdable payment” as that term is defined in FATCA as in effect on the date of this Agreement.

ARTICLE V

COVENANTS

The Borrower agrees that, so long as any Loan remains outstanding and unpaid or any other amount is owing to any Lender, the Administrative Agent or the Sole Book-Runner and Lead Arranger hereunder (other than indemnities or reimbursement obligations for which no claim has been made):

Section 5.1                        Information.  The Borrower undertakes that:

(a)                               Preparation of Financial Statements.  It will ensure that all financial statements to be delivered by it under this Agreement are prepared in such manner that clauses (a) through (c) of Section 4.10 would be complied with.

(b)                              Annual Financial Statements.  Only if the Borrower terminates its reporting obligations with the SEC or fails to comply with any of its obligations with the SEC or the New York Stock Exchange, as soon as available and in any event within one hundred twenty (120) days after the end of each of its fiscal years, it will deliver to the Administrative Agent a copy for distribution to the Lenders of its independently audited annual financial statements accounts, prepared on a Consolidated basis in accordance with IFRS, as at the end of and for that fiscal year, together with copies of the related reports and approvals referred to in Section 4.10(a).

(c)                               Quarterly Information.  Only if the Borrower terminates its reporting obligations with the SEC or fails to comply with any of its obligations with the SEC or the New York Stock Exchange, as soon as available and in any event within sixty (60) days after the end of each of the first three quarters of each of its fiscal years, it will deliver to the Administrative Agent a copy for distribution to the Lenders of its unaudited financial statements, which will be prepared on a Consolidated basis in accordance with IFRS, as at the end of and for that quarter and that may or may not be condensed.

(d)                             Compliance Certificates. (i) Within sixty (60) days after the end of each of the first three fiscal quarters of each Financial Year, the Borrower shall deliver to the Administrative Agent a certificate (in the form of Schedule 5.1(d)(i)) signed by the Chief Financial Officer of the Borrower (or, in his or her absence, by an Authorized Representative of the Borrower) covering compliance with the financial covenants in this Agreement, (ii) within ninety (90) days after the end of each Financial Year, the Borrower shall deliver to the Administrative Agent a certificate (in the form of Schedule 5.1(d)(ii) signed by the Chief Financial Officer of the Borrower (or in his or her absence, by an Authorized Representative of the Borrower) certifying compliance with the Net Debt to EBITDA Ratio and the Interest Coverage Ratio set forth in Section 5.18 and (iii) if the Borrower intends to approve, declare or consummate any Restricted Payment pursuant to Section 5.15, it shall deliver to the Administrative Agent at least three (3) Business Days prior to the relevant date any such action is approved or entered into, a report (in a pre-agreed form) signed by the Borrower’s Chief Financial Officer (or, in his or her absence, by an Authorized Representative of the Borrower) certifying (x) that no Event of Default or Potential Event of Default has occurred and is continuing or would result therefrom and (z) compliance with the relevant financial covenants.

(e)                               Litigation.  It will promptly deliver to the Administrative Agent for distribution to the Lenders details of any litigation, arbitration or administrative proceeding that, if current, pending or threatened in writing at the date of this Agreement, would have rendered the representation and warranty in Section 4.13 incorrect.

(f)                                Events of Default.  It will notify the Administrative Agent of the occurrence of any Event of Default or Potential Event of Default in writing (and of any action taken or proposed to be taken to remedy it) promptly after becoming aware of it.  With each financial statement delivered by it pursuant to Section 5.1(b) or Section 5.1(c), and promptly after any request made by the Administrative Agent (acting at the written direction of the Majority Lenders) from time to time (but no more frequently than once in any ninety-day period), it will deliver to the Administrative Agent a certificate signed on its behalf by the Chief Financial Officer or such other Person as may be acceptable to the Majority Lenders for that purpose confirming that, so far as it is aware and (if applicable) except as previously notified to the Administrative Agent or waived in accordance with Section 9.1, no Event of Default or Potential Event of Default has occurred and is continuing or (as the case may be) setting out details of any which has occurred and is continuing and has not been so notified and of which it is aware and of any action taken or proposed to be taken to remedy it.

(g)                              Notices; Information.  It will promptly give notice to the Administrative Agent for distribution to the Lenders of (i) any changes known to the Borrower in taxes, duties or other fees of Argentina or any political subdivision or taxing authority thereof, or any change known to the Borrower in any Applicable Law, in each case that could reasonably be expected to adversely affect any payment due under this Agreement, (ii) any changes known to the Beneficial Ownership Certification, (iii) any development or event that has had or would reasonably be expected to have a Material Adverse Effect, or (iv) the occurrence of a Change of Control.  In addition, the Borrower will provide any information reasonably requested by the Administrative

Agent (on behalf of the Lenders or any of them (at the direction of the Majority Lenders)) within fifteen (15) Business Days of such request in order for the Administrative Agent and the Lenders to comply with their respective internal “know your customer” or similar internal processes (applied consistently to all customers of the Administrative Agent or any such Lender, as applicable).

Section 5.2                        Ranking of Obligations.  The Borrower will cause that its payment obligations under this Agreement and the other Loan Documents rank and will at all times rank at least equally and ratably in all respects with all its other senior unsecured Indebtedness except for such Indebtedness as would, by virtue only of Applicable Law, be preferred in the event of its Winding-up.

Section 5.3                        Negative Pledge.  The Borrower will not, and will ensure that none of the Principal Subsidiaries will, incur or suffer to exist any Security for any Person’s Indebtedness on or over their respective Assets, except for:

(a)                               Security existing on the date of this Agreement listed on Schedule 5.3(a);

(b)                              any Security existing at the time of acquisition on or over any Asset acquired by it (other than from a member of the Group) after the date of this Agreement and not created in contemplation of or in connection with that acquisition and any renewal or extension of any such Security that is limited to the original Assets covered thereby;

(c)                               in the case of any Person that becomes a Principal Subsidiary after the date of this Agreement, any Security existing on or over its Assets when it becomes a Principal Subsidiary and not created in contemplation of or in connection with its becoming a Principal Subsidiary;

(d)                             any Security created for the purpose of financing the acquisition, construction or development of any Asset or Assets if (i) such Security encumbers only such Asset or Assets then being acquired, constructed or developed (including any stock or other interest in any company created for purposes of acquisition, construction, development and holding of such Asset or Assets); and (ii) such Security attaches to such Asset or Assets concurrently or within one hundred and eighty (180) days after the acquisition, or completion of construction or development, thereof;

(e)                               any Security on any Asset of any Person existing at the time such Person is merged or consolidated with or into the Borrower or a Principal Subsidiary and not created in contemplation of or in connection with such event;

(f)                                Security securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the proceeds thereof;

(g)                              Security securing Indebtedness or other obligations of the Borrower or of a Subsidiary to the Borrower or to another Subsidiary;

(h)                              Security securing Hedge Agreements so long as such Hedge Agreements relate to Indebtedness for borrowed money that is permitted under this Agreement;

(i)                                  extensions, renewals or replacements of any Security referred to in clauses (a), (d) and (e) of this Section 5.3 in connection with the Refinancing of the obligations secured thereby;

(j)                                  any Security arising from any Tax or other Security arising by operation of law, in each case if the obligation underlying any such Security is not yet due or, if due, is being contested in good faith by appropriate proceedings so long as the Borrower has set aside adequate reserves in accordance with IFRS;

(k)                              Security created or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other types of social security, including any Security securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or (ii) to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, purchase, construction or sales contracts, leases, government performance and return-of-money bonds and other similar obligations (other than obligations for the payment of borrowed money), so long as the Security does not interfere with the carrying on of the business or operations of the Borrower or any of its Subsidiaries;

(l)                                  Security created in the ordinary course of business upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods, so long as the Security does not interfere in any material respect with the carrying of the business or operations of the Borrower or any of its Subsidiaries;

(m)                          Security arising from judgments, decrees, awards or attachments in  circumstances not constituting an Event of Default;

(n)                              Easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not interfering in any material respect with the conduct of the business and operations of the Borrower or any of its Subsidiaries;

(o)                              the designation of lessors, construction companies and other counterparties as loss payees under insurance policies in the ordinary course of business as required by customary contractual requirements, other than in connection with or in anticipation of the incurrence of Indebtedness;

(p)                              Security created in connection with any sale and leaseback transaction;

(q)                              any Security arising out of title retention provisions in a supplier’s standard conditions of supply of goods acquired by the relevant Person in the ordinary course of its business; and

(r)                                 any other Security securing Indebtedness, or created or outstanding on or over Assets, of the Borrower or its Principal Subsidiaries; provided that the aggregate outstanding principal amount of Indebtedness secured by all Security securing Indebtedness, or created or outstanding on or over Assets, of the Borrower and its Principal Subsidiaries under this clause (r) shall not at any time exceed the greater of $200,000,000 (or its equivalent in any other currency) and 7% of Consolidated Net Tangible Assets;

unless the benefit of the relevant Security, or of alternative Security reasonably satisfactory to the Majority Lenders, is at the same time and in a manner reasonably satisfactory to the Majority Lenders extended equally and ratably to the Loans and all other sums payable by the Borrower under this Agreement.

Section 5.4                        Limitations on Investments.  The Borrower and its Principal Subsidiaries will not make or acquire any Investment, if, prior to or immediately after the making of such Investment an Event of Default shall have occurred and be continuing.

Section 5.5                        Maintenance of Existence and Payment of Obligations.  The Borrower will, and will cause each of its Principal Subsidiaries to, (a) subject to Section 5.10, preserve, renew and keep in full force and effect its corporate existence, (b) take all reasonable action to maintain all material rights, privileges and franchises necessary or desirable in the normal conduct of its business and (c) pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all material Taxes and other material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with the IFRS with respect thereto have been provided on the books of the Borrower or its Principal Subsidiaries, as the case may be; provided neither Borrower (other than with respect to existence) nor any of its Principal Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if Borrower’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of Borrower, and that the loss thereof would not reasonably be expected to have a Material Adverse Effect.

Section 5.6                        Compliance With Laws; Authorizations; Contracts; Reporting.  The Borrower will, and will cause each of its Subsidiaries to, (a) comply in all material respects with all provisions of Applicable Law and contractual obligations and (b) obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorizations, approvals, licenses and consents required in or by Applicable Law to the extent necessary (i) to enable the Borrower lawfully to enter into and perform its obligations under this Agreement and the other Loan Documents, (ii) to ensure the legality, validity, enforceability or admissibility in evidence in Argentina of this Agreement and the other Loan Documents, and (iii) to conduct its business, trade and ordinary activities, except in the case of clauses (a) and (b)(iii) where failure to do so does not have nor is reasonably likely to have a Material Adverse Effect.

Section 5.7                        Maintenance of Property; Insurance.  The Borrower will, and will cause each of its Principal Subsidiaries to, keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, and maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are currently maintained by it and as are customary for its type of business, where failure to do so would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.8                        Inspection of Property; Books and Records.  The Borrower will, and will cause each of its Principal Subsidiaries to, keep proper books of records and account in which full, true and correct entries in conformity in all material respects with IFRS shall be made of all dealings and transactions in relation to its business and activities, and; provided that reasonable prior notice has been given, permit representatives of any Lender, at such Lender’s own cost (other than at any time when an Event of Default has occurred and is continuing, in which case the Borrower shall pay all reasonable costs and expenses of such Lender of any such visit and inspection), to visit and inspect any of its properties and examine and make abstracts from any of its books and records at such reasonable times during normal business hours  and as often as may reasonably be requested.

Section 5.9                        Accounting Changes.  The Borrower will not cause to change the date on which its fiscal year and fiscal quarter will end, provided that the Borrower may make such change if such change shall be required by Applicable Law or as a result of any change in IFRS or the rules or regulations of any Governmental Authority.

Section 5.10                Limitation on Fundamental Changes.

(a)                               The Borrower will not, and will cause each of its Principal Subsidiaries not to, enter into any transaction of merger, consolidation or amalgamation (other than the Mergers and any other merger of any Subsidiary of the Borrower with and into the Borrower so long as the Borrower or such Principal Subsidiary, as applicable, shall be the surviving corporation or other applicable entity) or liquidate, Wind-up or dissolve itself (or suffer any liquidation, Winding-up or dissolution).

(b)                              The Borrower will not convey, sell, lease, assign, transfer or otherwise dispose of all or substantially all of its Assets unless (i) the transferee Person is a corporation organized and validly existing under the laws of Argentina, the United States of America or any State thereof, the District of Columbia or any other member country of the Organization for Economic Cooperation and Development and expressly assumed by an instrument executed and delivered by the Administrative Agent (acting upon the instruction of the Majority Lenders), in form reasonably satisfactory to the Majority Lenders, all of the obligations of the Borrower under this Agreement and the other Loan Documents and (ii) immediately before and after giving effect to the transaction, no Potential Event of Default or Event of Default has occurred and is continuing.

Section 5.11                Lines of Business.  The Borrower will not, and will not permit any of its Principal Subsidiaries to, make any material change (in the reasonable judgment of the Majority Lenders) in the nature or conduct of its business as conducted on the date hereof other than any change to its business which is the result of the consummation of the Mergers.

Section 5.12                Transactions with Affiliates.  The Borrower will not, and will not permit any Subsidiary to, directly or indirectly participate in or effect any transaction with, or for the account of, any Affiliate on terms that are less favorable to Borrower or such Subsidiary than those that might be obtained at the time in a comparable arm’s-length transaction from a Person who is not an Affiliate; provided that the foregoing restriction shall not apply to (a) reasonable and customary fees paid to members of the board of directors (or similar governing body) of the Borrower; (b) compensation arrangements for officers and other employees of the Borrower entered into in the ordinary course of business; and (c) transactions described on Schedule 5.12.

Section 5.13                Derivatives Obligations.  The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Derivatives Obligations other than bona fide Derivatives Obligations in the ordinary course of business to hedge risks and, in any event, not for speculative purposes.

Section 5.14                Use of Proceeds.  The Borrower will use the Loans solely to repay the Bridge Facility and to pay any transaction-related expenses or fees in respect of the transactions contemplated hereby on each applicable Borrowing Date, and not in contravention of any Requirement of Law or of any Loan Document.  The Borrower will not use the proceeds of the Loans, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States).

Section 5.15                Restricted Payments.  The Borrower will not pay any dividend on, or repurchase or redeem, any of the shares of its capital stock, if at the time thereof or immediately after giving effect thereto (a) any Event of Default shall have occurred and be continuing or would result therefrom or (b) the Borrower and its Subsidiaries do not comply with the financial ratios set out in Section 5.18 on a Consolidated basis and on a Pro Forma Basis (each, a “Restricted Payment”).

Section 5.16                Compliance with Sanctions, Anti-Terrorism Laws, OFAC Rules and Regulations and Anti-Corruption Laws.

(a)                               The Borrower will, and will cause its Subsidiaries to, remain in compliance with OFAC rules and regulations and any other Sanctions, except where the failure to do so would not comprise a material violation of such OFAC rules, regulations or Sanctions.

(b)                              (i) The Borrower will, and will cause its Subsidiaries to, comply with the FCPA, and the Borrower will and it will cause each of its Subsidiaries to remain in compliance with all other Anti-Corruption Laws except where the failure to do so would not comprise a material violation of such other Anti-Corruption Laws; and (ii) the Borrower and its Controlled Affiliates and Subsidiaries will not, directly or indirectly, use the proceeds of the transaction, or lend, contribute or otherwise make available such proceeds to any subsidiary, affiliate, joint venture partner or other person or entity for the purpose of financial or facilitating any activity that would violate the laws and regulations as referred to in Section 4.24(b)(iv).

(c)                               The Borrower shall promptly notify the Administrative Agent in writing if its senior officers have knowledge that the Borrower or any of its Subsidiaries becomes a Restricted Party, has violated any Sanctions or is convicted on, pleads nolo contendere to, is indicted on or is arraigned and held over on charges involving, money laundering or predicate crimes to money laundering.

(d)                             Any provision of this Section 5.16 shall not apply to any Person if and to the extent that it is or would be unenforceable by or in respect of that Person by reason of breach of any applicable Blocking Law.

(e)                               The Borrower will not, nor will it permit any of its Subsidiaries to, directly or indirectly, use the Loan proceeds, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person (i) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject or target of comprehensive Sanctions; (ii) to fund or facilitate any activities of or business in any Designated Jurisdiction in violation of Sanctions; or (iii) in any other manner that would in each case result in violation of any Sanctions (including by any Person participating in the transactions contemplated hereby, whether as advisor, investor or otherwise).

Section 5.17                Sanctions.  The Borrower shall not:

(a)                               become, or will permit any of its Subsidiaries to become, a Restricted Party;

(b)                              directly or knowingly indirectly fund all or part of any repayment or prepayment of the Loans or discharge any obligation due or owing to a Party under this Agreement out of proceeds derived from: (i) any activity or dealing with a Restricted Party; or (ii) any other action or status, in each case as would cause any Party or any of the Borrower’s Subsidiaries to be in breach of, any Sanctions; or

(c)                               directly or indirectly use permit all or any part of the proceeds of the Loans, or other transactions contemplated by this Agreement, or lend, contribute or otherwise make available such proceeds to an Affiliate, joint venture partner or other Person, (i) to fund any trade, business or other activities of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, a country, territory or Person with whom dealings are restricted or prohibited by any Sanctions or (ii) in any other manner, in each case, that would result in a violation of Sanctions by any Person participating in the Loans, whether as underwriter, advisor, investor or otherwise.

Any provision of this Section 5.17 shall not apply to any Person if and to the extent that it is or would be unenforceable by or in respect of that Person by reason of breach of any applicable Blocking Law.

Section 5.18                Financial Ratios.  With respect to the Borrower and its Subsidiaries, maintain at all times the following ratios on a Consolidated basis:

(a)                               an Interest Coverage Ratio of not less than 3.0; and

(b)                              a Net Debt to EBITDA Ratio of not more than 3.0.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.1                        Events of Default.  The following are Events of Default:

(a)                               Non-Payment:  The Borrower does not pay as provided in this Agreement any principal of the Loans when due, or does not pay any interest on the Loans, fees or other amount due hereunder or under any other Loan Document within three (3) Business Days after such amount is due.

(b)                              Breach of Representation or Warranty:  Any representation warranty or statement by the Borrower in this Agreement, any Loan Document or in any statement or certificate at any time given by Borrower in writing pursuant hereto or thereto proves to be incorrect in any material respect when made or deemed to have been made.

(c)                               Breach of Certain Covenants: Any agreement contained in Section 5.1(f), Section 5.2, Section 5.3, Section 5.4, Section 5.5(a), Section 5.6, Section 5.10, Section 5.13, Section 5.14, Section 5.15, Section 5.16, Section 5.17, Section 5.18 or Section 5.19 is not complied with.

(d)                             [RESERVED]

(e)                               Breach of Other Obligation:  The Borrower does not comply in any material respect with any one or more of its covenants or obligations under this Agreement or any other Loan Document, other than those referred to in paragraphs (a), (b), (c) and (d) above, and that default is not remedied or waived within forty-five (45) days after notice of the non-compliance has been given to the Borrower by the Administrative Agent at the written direction of the Majority Lenders.

(f)                                Cross Default:  The Borrower or any Principal Subsidiary (i) does not make one or more payments, when due after giving effect to any applicable grace period, in respect of (A) any payment or collateralization obligations with respect to any Indebtedness (other than Indebtedness owing to another member of the Group); or (ii) defaults in the observance or performance of any other agreement relating to Indebtedness and such Indebtedness is declared to be, or is capable of being rendered, due and payable before its stated maturity by reason of that default or any other event of default or the like (however described).  Notwithstanding the foregoing, no Event of Default will occur under this clause (f) unless and until the aggregate amount of the obligations with respect to the Indebtedness, in respect of which one or more of the events mentioned above in this clause (f) has/have occurred, equals or exceeds, $60,000,000 or its equivalent in any other currency.

(g)                              Insolvency:  The Borrower or any Principal Subsidiary shall commence a concurso preventivo, file an acuerdo preventivo extrajudicial with a court of competent jurisdiction or commence any other voluntary case concerning itself under the Argentine Bankruptcy Law or under any bankruptcy law of any other jurisdiction, as applicable, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Borrower or any Principal Subsidiary shall make any assignment or arrangement or composition with or for the benefit of creditors or a moratorium is agreed or declared in respect of, or effecting all or a material part of the Indebtedness of the Borrower or any Subsidiary or any similar event occurs that, under the law of the relevant jurisdiction, has an analogous or equivalent effect to any of the foregoing.

(h)                              Enforcement Proceedings:  Any warrant of attachment, execution or similar legal process shall have been issued against a substantial part of the Assets of the Borrower or any Principal Subsidiary and such event shall continue for ninety (90) days without having been dismissed, bonded or discharged.

(i)                                  Winding-up:  Any involuntary case shall be commenced by or against the Borrower or any Principal Subsidiary, or a court of a competent jurisdiction shall enter into a decree or order, seeking the Winding-Up of the Borrower or any Principal Subsidiary and any such event shall continue for sixty (60) days without having been dismissed, bonded or discharged.

(j)                                  Governmental Approvals:  Any Governmental Approval at any time necessary to enable the Borrower to comply with any of its obligations under the Loan Documents or to carry on its business as being conducted on the date hereof shall be permanently revoked, withdrawn or withheld or shall be modified or amended and any of the foregoing actions would be reasonably expected to have a Material Adverse Effect.

(k)                              Illegality:  It is or will become unlawful for the Borrower to perform or comply with any one or more of its material obligations under this Agreement or any other Loan Document.

(l)                                  Judgments: Any final judgment or order which is not subject to appeal or nullity (recurso de nulidad) for the payment of money in excess of $100,000,000 in the aggregate (or the equivalent thereof in any currency) (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against the Borrower or any Principal Subsidiary and such judgment or order shall remain undischarged, unvacated, unbonded or unstayed for a period of ninety (90) days.

(m)                          Expropriation Event: Any Governmental Authority takes any action to condemn, seize, nationalize, expropriate or appropriate all or any substantial part of the Assets of the Borrower and its Principal Subsidiaries taken as a whole (either with or without payment of compensation).

If at any time and for any reason (and whether within or beyond the control of any party to this Agreement) any Event of Default has occurred and is continuing, (A) if such event is an Event of Default specified in clauses (g) or (i) above with respect to the Borrower or any Principal Subsidiary, the Commitments shall, automatically, terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall, automatically, become due and payable in full and (B) if such event is any other Event of Default, the Administrative Agent, if so directed, in writing, by the Majority Lenders, may, by notice to the Borrower, cancel the Commitments and/or declare the Loans, all unpaid accrued interest or fees and any other sum then payable under this Agreement to be immediately due and payable, whereupon they shall become so due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower.

No Lender (other than the Administrative Agent acting pursuant to the written instructions of the Majority Lenders) may, except by participating in a vote under this Agreement, (i) directly sue for or institute any creditor’s process (including an injunction, garnishment, execution or levy, whether before or after judgment) in respect of any obligations (whether or not for the payment of money) owing to it under or in respect of any Loan Document, (ii) directly take any step for the winding-up, administration of or dissolution of, or any insolvency proceeding in relation to, the Borrower, or for a voluntary arrangement, scheme of arrangement or other analogous step in relation to the Borrower, or (iii) directly apply for any order for an injunction or specific performance in respect of the Borrower in relation to any of the Loan Documents.

Section 6.2                        Application of Funds.  After the exercise of remedies provided for in this Agreement (or after the Loans have automatically become immediately due and payable), any amounts or other distributions received on account of the Loans shall be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of Applicable Law):

First, to payment of fees, indemnities, expenses and other amounts payable to the Administrative Agent in its capacity as such;

Second, to payment of fees, indemnities and other amounts (other than principal and interest) payable to the Lenders, ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other obligations and liabilities of the Borrower that are due and payable to the Administrative Agent and the Lenders on such date, ratably based upon the respective aggregate amounts of all such obligations and liabilities owing to the Administrative Agent on such date; and

Last, the balance, if any, after all of the obligations and liabilities of the Borrower have been paid in full, to the Borrower or as otherwise required by Applicable Law.

ARTICLE VII

THE ADMINISTRATIVE AGENT

Section 7.1                        Appointment.  Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes the Administrative Agent, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents to which it is a party and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents to which it is a party, together with such other powers and discretion as are reasonably incidental thereto.  Neither the Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Loan

Document or in connection herewith or therewith, unless caused by gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).  The duties of the Administrative Agent shall be mechanical and administrative in nature.  Notwithstanding any provision to the contrary elsewhere in this Agreement or the Loan Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, nor any fiduciary relationship with any Lender (regardless of whether a Potential Event of Default or Event of Default has occurred and is continuing), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any Loan Documents or otherwise exist against the Administrative Agent.  As to those duties and responsibilities not expressly specified herein or in the other Loan Documents, the Administrative Agent shall be entitled to refrain from acting until it has received written direction of the Majority Lenders in accordance with Section 9.1, including when an Event of Default has occurred and is continuing.

Section 7.2                        Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorneys-in-fact that it selects as long as such selection was made with due care.  The Administrative Agent may consult with legal counsel (including counsel for the Borrower or any of its Subsidiaries), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts.

Section 7.3                        Exculpatory Provisions.  (a) Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action taken or omitted to be taken by it or such Person under or in connection with this Agreement or any Loan Document (except for its or such Person’s own gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order) or (ii) responsible in any manner to any of the Lenders for (and makes no representation or warranty to any Lender regarding) any recitals, statements, representations or warranties (whether written or oral) made by the Borrower or any officer thereof contained in this Agreement or any Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any Loan Document, or for the due execution, legality, value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder.  The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any Loan Document or to inspect the properties, books or records of the Borrower or any of its Subsidiaries.

(b)                              Notwithstanding anything else to the contrary herein, whenever reference is made in this Agreement to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Administrative Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Administrative Agent, it is understood that in all cases the Administrative Agent shall be fully justified in failing or refusing to take any such action under this Agreement if it shall not have received such written instruction, advice or concurrence of the Majority Lenders or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents (such Lenders being referred to herein as the “Relevant Lenders”).  Upon receipt of such written instruction, advice or concurrence from the Relevant Lenders, the Administrative Agent shall take such discretionary actions in accordance with such written instruction, advice or concurrence; provided that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or Applicable Law.  This provision is intended solely for the benefit of the Administrative Agent and its successors and permitted assigns and is not intended to and will not entitle the other parties hereto to any defense, claim or counterclaim, or confer any rights or benefits on any party hereto.

(c)                               The Administrative Agent shall not be responsible for (i) perfecting, maintaining, monitoring, preserving or protecting the security interest or lien granted under this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, (ii) the filing, re-filing, recording, re-recording or continuing or any document, financing statement, mortgage, assignment, notice, instrument of further assurance or other instrument in any public office at any time or times or (iii) providing, maintaining, monitoring or preserving insurance on or the payment of taxes with respect to any collateral, to the extent applicable.  The actions described in items (i) through (iii) shall be the sole responsibility of the Borrower.

(d)                             The Administrative Agent has accepted and is bound by this Agreement and the other Loan Documents executed by the Administrative Agent as of the date of this Agreement and, as directed in writing by the Majority Lenders, the Administrative Agent shall execute additional Loan Documents delivered to it after the date of this Agreement; provided, however, that such additional Loan Documents do not adversely affect the rights, privileges, benefits and immunities of the Administrative Agent.  The Administrative Agent will not otherwise be bound by, or be held obligated by, the provisions of any loan agreement, indenture or other agreement governing the Loans (other than this Agreement and the other Loan Documents to which the Administrative Agent is a party).

(e)                               The Administrative Agent shall not be liable for any error of judgment made in good faith by an Administrative Agent’s Responsible Officer unless it shall be proved that the Administrative Agent was grossly negligent in ascertaining the pertinent facts.

(f)                                The Administrative Agent shall not be required to qualify in any jurisdiction in which it is not presently qualified to perform its obligations as Administrative Agent.

(g)                              The Administrative Agent shall not be required to take any enforcement action against the Borrower or any other obligor outside of the United States.

(h)                              No written direction given to the Administrative Agent by the Majority Lenders or the Borrower that in the sole judgment of the Administrative Agent imposes, purports to impose or might reasonably be expected to impose upon the Administrative Agent any obligation or liability not set forth in or arising under this Agreement and the other Loan Documents will be binding upon the Administrative Agent unless the Administrative Agent elects, at its sole option, to accept such direction.

(i)                                  Delivery of any reports, information and documents to the Administrative Agent is for informational purposes only and the Administrative Agent’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Borrower’s compliance with any of its covenants hereunder.

(j)                                  The Administrative Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement or the other Loan Documents arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; business interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action.

(k)                              In no event shall the Administrative Agent be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including loss of profit) irrespective of whether the Administrative Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

Section 7.4                        Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely conclusively, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation (including by way of e-mail, telephone or facsimile) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower or any of its Subsidiaries), accountants of the Borrower, independent accountants, if any, and other experts selected by the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless the Administrative Agent shall first receive such advice or concurrence of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances provided herein) and until such instructions are received, the Administrative Agent shall act, or refrain from acting, as it deems advisable.  If the Administrative Agent so requests, it shall first be indemnified to its satisfaction by the Lenders or Majority Lenders, as applicable, against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.  No provision of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby shall require the Administrative Agent to: (i) expend or risk its own funds or provide indemnities or otherwise incur liability in the performance of any of its duties hereunder or the exercise of any of its rights or power or (ii) otherwise incur any financial liability in the performance of its duties or the exercise of any of its rights or powers.

Section 7.5                        Notice of Events of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Event of Default or Event of Default

hereunder other than non-payment of principal of or interest on the Loans unless an Administrative Agent’s Responsible Officer has received written notice from a Lender or the Borrower specifying such Potential Event of Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders and the Borrower; provided, however, that the failure of the Administrative Agent to provide such notice to the Borrower shall not give the Borrower any cause of action or right to damages or any other remedy against the Administrative Agent or any Lender.  The Administrative Agent shall take such action with respect to such Potential Event of Default or Event of Default as shall be reasonably directed by the Majority Lenders; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Potential Event of Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 7.6                        Non-Reliance on Administrative Agent and Other Lenders.  Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, condition (financial or otherwise) and creditworthiness of the Borrower and its Subsidiaries and made its own decision to make its Loan hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, including the satisfaction of any conditions precedent to the making of any Loans, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, condition (financial or otherwise) and creditworthiness of the Borrower and its Subsidiaries.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any of its Subsidiaries which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

Section 7.7                        Indemnification.  The Lenders agree to indemnify the Administrative Agent in its capacity as such upon demand (and, with respect to any EEA Financial Institution, such amounts shall be deemed due and payable no later than six (6) days after demand therefor) (to the extent reimbursable by but not reimbursed by the Borrower upon the Administrative Agent’s demand for such reimbursement by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective principal amount of the Loans then held by each of them, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever (including reasonable legal fees and expenses) which may at any time (including at any time following the payment of the Loan) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitment, this Agreement, the Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent they arise from the Administrative Agent’s gross negligence or willful misconduct, in each case as determined in a final non-appealable judgment by a court of competent jurisdiction.  The Borrower also agrees not to assert any claim against the Administrative Agent, any Lender, any of their affiliates, or any of their respective directors, officers, employees, attorneys or agents, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the transactions contemplated hereby or the actual or proposed use of the proceeds of the Loans.  The agreements in this Section 7.7 shall survive termination of the Commitments, this Agreement and the other Loan Documents, the payment of all amounts payable hereunder, the resignation or removal of the Administrative Agent and the exercise of Write-Down and Conversion Powers by an EEA Resolution Authority with respect to any Lender that is an EEA Financial Institution.

Section 7.8                        Successor Administrative Agent.  The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower, and the Administrative Agent may be removed at any time with or without cause by the Majority Lenders.  Upon any such resignation or removal, the Majority Lenders shall have the right to appoint (subject, so long as no Potential Event of Default, Event of Default or Prepayment Event has occurred and is continuing, to the prior written consent of the Borrower, which consent shall not be unreasonably withheld or delayed) a successor Administrative Agent.  If no successor Administrative Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation or the Majority Lenders’ removal of the retiring Administrative Agent, then the existing Administrative Agent’s resignation or removal shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Majority Lenders appoint a successor administrative agent as provided for above.  Upon the acceptance of any appointment as an Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this ARTICLE VII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

Section 7.9                        Sole Book-Runner and Lead Arranger.  Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, the Sole Book-Runner and Lead Arranger is named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Loan Documents or the transactions contemplated hereby and thereby, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder; it being understood and agreed that the Sole Book-Runner and Lead Arranger shall be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent as, and to the extent, provided for under Section 9.5.  Without limitation of the foregoing, the Sole Book-Runner and Lead Arranger shall not, solely by reason of this Agreement or any other Loan Documents, have any fiduciary relationship in respect of any Lender or any other Person.

ARTICLE VIII

[RESERVED]

ARTICLE IX

MISCELLANEOUS

Section 9.1                        Amendments and Waivers.  Neither this Agreement nor any terms hereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1.  The Majority Lenders may, or, with the written consent of the Majority Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto and to the Loan Documents for the purpose of adding any provisions to this Agreement or the Loan Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Majority Lenders or the Administrative Agent (acting at the written direction of the Majority Lenders), as the case may be, may specify in such instrument, any of the requirements of this Agreement or any Prepayment Event, Potential Event of Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce the amount or extend the scheduled maturity of the principal of any Loan, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment or modify the first sentence of Section 2.8, in each case, without the consent of each Lender affected thereby or (ii) waive any condition precedent set forth in Section 3.1 or Section 3.2 without the consent of each Lender or (iii) amend, modify or waive any provision of this Section 9.1, Section 2.14, Section 2.16 or Section 9.7(a) or reduce the percentage specified in the definition of Majority Lenders, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, in each case without the written consent of each Lender, or (iv) amend, modify or waive any provision of ARTICLE VII or otherwise affect the rights or duties of the Administrative Agent under this Agreement without the written consent of the Administrative Agent.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Administrative Agent and each of their respective successors and permitted assigns.  In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder, and any Prepayment Event, Potential Event of Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Prepayment Event, Potential Event of Default or Event of Default, or impair any right consequent thereon.

Section 9.2                        Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be either (a) in writing (including by telecopy, encrypted or unencrypted, or by e-mail) or (b) as and to the extent set forth in the proviso to this Section 9.2, and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered or, in the case of telecopy or e-mail notice, when received, addressed as follows in the case of the Borrower, the Administrative Agent, and as set forth on Schedule 9.2 in the case of any Lender, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:                                                                                                                                                   Telecom Argentina S.A.
Avenida Alicia Moreau de Justo 50

Ciudad Autónoma de Buenos Aires

Argentina, C1107AAB

Attention: Marcelo Iribarne
Email: miribarne@teco.com.ar

The Administrative Agent:                                                                    Deutsche Bank Trust Company Americas

60 Wall Street, 16th Floor

Mail Stop: NYC60-1630

New York, NY 10005, U.S.A.

Attn:                                      Project Finance Agency Services

Telecom Argentina S.A.

Fax:                                            (646) 961-3317

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Section 2.3(a) or Section 2.5 shall not be effective until received.

The Administrative Agent shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Agreement and delivered using Electronic Means; provided, however, that the Borrower shall provide to  the Administrative Agent an incumbency certificate listing authorized officers and containing specimen signatures of such authorized officers, which incumbency certificate shall be amended by the Borrower whenever a person is to be added or deleted from the listing.  If the Borrower elects to give the Administrative Agent Instructions using Electronic Means and the Administrative Agent in its discretion elects to act upon such Instructions, the Administrative Agent’s understanding of such Instructions shall be deemed controlling.  The Borrower understands and agrees that the Administrative Agent cannot determine the identity of the actual sender of such Instructions and that the Administrative Agent shall conclusively presume that directions that purport to have been sent by an authorized officer listed on the incumbency certificate provided to the Administrative Agent have been sent by such authorized officer.  The Borrower shall be responsible for ensuring that only authorized officers transmit such Instructions to the Administrative Agent and that the Borrower and all authorized officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Borrower.  The Administrative Agent shall not be liable for any losses, costs or expenses arising directly or indirectly from the Administrative Agent’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction.  The Borrower agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the

Administrative Agent, including the risk of the Administrative Agent acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Administrative Agent and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Borrower; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Administrative Agent in writing immediately upon learning of any compromise or unauthorized use of the security procedures.

The Borrower may provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and the other Loan Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials (all such communications being referred to collectively, as “Communications”), by transmitting the Communications to the Administrative Agent’s electronic mail address that the Administrative Agent may provide from time to time; provided that the foregoing shall not apply to notices to the Administrative Agent or any Lender pursuant to ARTICLE II and ARTICLE III if such Person has notified the Administrative Agent and the Borrower in writing that it is incapable of receiving notices under such Articles by electronic communication.  In addition, each of the Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it.  The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Debt Domain or a substantially similar electronic transmission system (the “Platform”).

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.  IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY, TO ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. EACH OF THE BORROWER AND THE LENDERS UNDERSTANDS THAT THE DISTRIBUTION OF

MATERIALS AND OTHER COMMUNICATIONS THROUGH AN ELECTRONIC MEDIUM IS NOT NECESSARILY SECURE AND THAT THERE ARE CONFIDENTIALITY AND OTHER RISKS ASSOCIATED WITH SUCH DISTRIBUTION AND AGREES AND ASSUMES THE RISKS ASSOCIATED WITH SUCH ELECTRONIC DISTRIBUTION.

Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents.  Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such email address.  Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 9.3                        No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 9.4                        Survival of Representations and Warranties.  All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of the Loans hereunder.

Section 9.5                        Payment of Expenses and Taxes; Indemnity.  The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Lenders for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the other Loan Documents, including reasonable fees and disbursements of counsel to the Administrative Agent and the Lenders; provided, however, that the obligation of the Borrower to pay or reimburse the expenses covered by this clause (a) shall not exceed the amount previously agreed in writing with the Administrative Agent and the Borrower, (b) to pay or reimburse the Administrative Agent and the Lenders for all their reasonable and documented out-of-pocket costs and expenses in connection with any amendment, supplement or modification to this Agreement and the other Loan Documents, including the reasonable fees and disbursements of counsel to the Administrative Agent and the Lenders, (c) to pay or reimburse each Lender and the Administrative Agent for all the reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the Loan Documents and any such other documents, including the fees and disbursements of counsel to each Lender and of counsel to the Administrative Agent, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent, and each of their respective officers, directors, employees, representatives, attorneys-in-fact and Affiliates (each, an “Indemnified Person”), harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be incurred by, imposed on or assessed against any such Indemnified Person (either in its respective capacity as a party hereunder or in respect of the transactions contemplated herein) by any Person (including the Borrower) as a result of, arising out of or in any way related to this Agreement or the actual or proposed use of the proceeds of the Loans or with respect to the enforcement of this Agreement and any such other documents (the “Indemnified Liabilities”); provided that the Borrower shall have no obligation hereunder to (or with) the Administrative Agent or any Lender with respect to any Indemnified Liabilities arising from the gross negligence or willful misconduct of the Administrative Agent or such Lender, in each case as determined in a final non-appealable judgment by a court of competent jurisdiction.  To the extent permitted by Applicable Law, no Party hereto shall assert, and each such Party hereby waives, any claim against any other Party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided that, nothing in this Section 9.5 shall relieve the Borrower of any obligation it may have to indemnify any Lender or the Administrative Agent against special, indirect, consequential or punitive damages asserted against such Lender or Administrative Agent by a third party except, in respect of such indemnification obligation, where such damages arise from the gross negligence or willful misconduct of such Lender or such the Administrative Agent, as applicable, in each case as determined in a final non-appealable judgment by a court of competent jurisdiction.  This Section 9.5 shall not apply with respect to any Taxes other than any Taxes that represent losses, claims, charges, etc. arising from any non-Tax claim.  The agreements in this Section 9.5 shall survive the resignation or removal of the Administrative Agent and the repayment of the Loans and all other amounts payable hereunder.

Section 9.6                        Successors and Assigns; Participations and Assignments.

(a)                               This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent and each of their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                              Any Lender, in the ordinary course of its commercial banking business and in accordance with applicable law, may at any time sell to one or more banks or other entities (“Participants”) participating interests in any portion of the Loans owing to such Lender, the Commitment of such Lender or any other interest of such Lender hereunder.  Each Lender that sells a participation pursuant to this Section shall, acting solely for U.S. federal income tax purposes as a non-fiduciary agent of the Borrower, maintain a register on which it records the name and address of each participant and the principal amounts (and stated interest) of each participant’s participation interest with respect to the Loans (each, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitment, Loan or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  Any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of any Loan.  The entries in the Participant Register shall be prima facie evidence of, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of, a participation with respect to the Loans for all purposes under this Agreement, notwithstanding any notice to the contrary.  In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain sole right and responsibility to enforce the obligations of the Borrower hereunder, including the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Lender will not agree to any amendment, modification or waiver described in Section 9.1(b)(i) or (b)(ii) without the consent of the Participant.  The Borrower agrees that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of a Prepayment Event or an Event of Default, each Participant shall, to the maximum extent permitted by Applicable Law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 9.7(a) as fully as if it were a Lender hereunder.  Any Participant exercising such right of setoff shall promptly provide notice to the Borrower and the Administrative Agent of such setoff; provided, however, that the failure by any Participant to provide such notice to the Borrower or the Administrative Agent shall not give the Borrower any cause of action or right to damages or any other remedy against such Participant, any Lender or the Administrative Agent, except as otherwise provided by law.  The Borrower agrees that each Participant shall be entitled to the benefits of Section 2.10, Section 2.11 and Section 2.12 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it were a Lender; provided that (x) no Participant shall be entitled to receive any greater payment under Sections 2.10 and 2.11, with respect to any participation, than its participating Lender would have been entitled to receive, (y) such Participant shall not be entitled to any benefit under Section 2.11 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees to comply with the obligations in Section 2.11(f) and Section 2.11(g) and (z) such Participant agrees to be subject to the provisions of Section 2.13 as if it were an Assignee.

(c)                               Any Lender may, in the ordinary course of its commercial banking business and in accordance with Applicable Law, at any time and from time to time assign all or a portion of its outstanding obligations or Loans hereunder to any Eligible Assignee (each such Person, an “Assignee”).  Any assignment of all or any part of a Lender’s rights and obligations under this Agreement and the other Loan Documents shall be made pursuant to an Assignment and Acceptance.  Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (i) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights, benefits and obligations of a Lender hereunder as set forth therein; provided that no Assignee shall be entitled to receive any greater amount pursuant to Section 2.10, Section 2.11 and Section 2.12 than the Lender assigning such rights and obligations would have been entitled to receive in respect of the rights and obligations assigned to such Assignee had no such assignment occurred (unless, in the case of Section 2.10 or Section 2.12, the Borrower has consented to such assignment), unless such assignment was made at a time when the circumstances giving rise to such increased cost did not exist, (ii) the assigning Lender thereunder shall, solely to the extent that its rights and obligations hereunder have been assigned to the assignee, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 2.12 and 9.5 with respect to facts and circumstances occurring prior to the effective date determined pursuant to such Assignment and Acceptance), and (iii) the commitments of the Lenders hereunder shall be modified to reflect any commitment of such Assignee and any commitment of such assigning Lender, if any.

(d)                             The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its address referred to in Section 9.2 a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)                               Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee, any required forms and certificates regarding tax matters, and any fees payable in connection with such assignment and payment by the assigning Lender to the Administrative Agent of a registration and processing fee of $3,500 (which registration and processing fee the Administrative Agent may, in its sole discretion, elect to waive), the Administrative Agent shall (i) promptly acknowledge such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrower.  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding commitments or Loan; provided that any Assignee that is then a Lender or an Affiliate, subsidiary or successor of an existing Lender that is a bank or a financial institution shall not be required to pay the registration and processing fee set forth in this Section.

(f)                                The Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a “Transferee”) and any prospective Transferee that has agreed in writing to comply with the restrictions set forth in Section 9.15 any and all financial information in such

Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender’s credit evaluation of the Borrower and its respective Affiliates prior to becoming a party to this Agreement.

(g)                              The parties to this Agreement acknowledge that the provisions of this Section 9.6 concerning assignments of the Loans relate only to absolute assignments and that such provisions do not prohibit pledging and/or granting a security interest in all or any portion of its Loan, the other obligations owed by or to such Lender to secure obligations of such Lender to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided that no Lender, as between Borrower and such Lender or between the Administrative Agent and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; and provided, further, that in no event shall the applicable Federal Reserve Bank be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

(h)                              By its acquisition of the Loans, an Affiliate of the Borrower shall be deemed to have acknowledged and agreed that:

(i)                                  the Loans held by such Affiliate of the Borrower shall be disregarded in both the numerator and denominator in the calculation of Majority Lenders or any other Lender vote, except that such Affiliate of the Borrower shall have the right to vote (and the Loans held by such Affiliate of the Borrower shall not be so disregarded) with respect to any amendment, modification, waiver, consent or other action that requires the vote of all Lenders or all Lenders directly and adversely affected thereby, as the case may be; provided that no amendment, modification, waiver, consent or other action shall (A) disproportionately affect such Affiliate of the Borrower in its capacity as a Lender as compared to other Lenders that are not Affiliates of the Borrower or (B) deprive any Affiliate of the Borrower of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder, in each case without the consent of such Affiliate of the Borrower; and

(ii)                              Affiliates of the Borrower, solely in their capacity as an Affiliate of the Borrower, will not be entitled to (A) attend (including by telephone) or participate in any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender or among Lenders to which the Borrower or their representatives are not invited or (B) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available by the Administrative Agent or any Lender to any Borrower or its representatives (and in any case, other than the right to receive notices of borrowings, prepayments and other administrative notices in respect of its Loan or required to be delivered to Lenders pursuant to Sections 2.3 or 2.16 of this Agreement).

(i)                                  With the prior written consent of the Initial Lender, at the request of the Borrower in accordance with Section 2.16, a new lender may join this Agreement as a Lender by delivering a Lender Accession Agreement to the Administrative Agent, and such new Lender shall assume all rights and obligations of a Lender under this Agreement and the other Loan Documents.  The Commitment of the new Lender shall be in addition to the Commitment of the existing Lenders in effect on the date of the such new Lender’s entry into this Agreement and the Total Commitment shall be increased in a corresponding amount (subject to the terms and conditions of Section 2.16).

Section 9.7                        Adjustments; Set-Off.

(a)                               If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loan, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in clause (g), (h) or (i) of ARTICLE VI or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s portion of the Loans, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)                              In addition to any rights and remedies of the Lenders provided by law, if any amount becoming due and payable by the Borrower hereunder or under the Loan Documents (whether at the stated maturity, by acceleration or otherwise) is not paid when due, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower, to the extent permitted by Applicable Law, to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, against any and all of the obligations of the Borrower then existing and matured under this Agreement to such Lender.  Upon exercising such right of set-off, each Lender shall promptly provide notice to the Borrower and the Administrative Agent of such set-off; provided, however, that the failure by any Lender to provide such notice to the Borrower or the Administrative Agent shall not give the Borrower any cause of action or right to damages or any other remedy against such Lender, any other Lender or the Administrative Agent, nor affect the validity of such set-off and application.

Section 9.8                        Counterparts; Effectiveness.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy or e-mail transmission of a .pdf copy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.  This Agreement shall become effective on the Business Day (the “Effective Date”) upon which the Administrative Agent shall have received this Agreement and each Fee Letter duly executed and delivered by the Initial Lender, the Administrative Agent, the Sole Book-Runner and Lead Arranger and the

Borrower, which shall be in full force and effect, and thereafter this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 9.9                        Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.10                Integration.  This Agreement and the writings referred to in Section 2.4 represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Borrower, the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein.

Section 9.11                GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Section 9.12                Submission to Jurisdiction; Waivers.  The Borrower hereby irrevocably and unconditionally:  (a) submits for itself and its Assets in any legal action or proceeding relating to this Agreement and the other Loan Documents, or for recognition and enforcement of any judgment in respect thereof, to the general jurisdiction of any federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New Nork; (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to C T Corporation System (the “Process Agent”), as the Borrower’s agent in New York City for service of process at its address currently at 111 Eighth Avenue, New York, New York 10011, or at such other address in New York, New York of which the Administrative Agent shall have been notified in writing by the Borrower; (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 9.12 any special, exemplary, punitive or consequential damages; and (f) agrees that, to the extent that it or any of its Assets has or hereafter may acquire any right of immunity related to or arising from the transactions contemplated by this Agreement or the Loan Documents, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States of America, Argentina or elsewhere, to enforce or collect upon the Loans, the Loan Documents or any other liability or obligation of the Borrower related to or arising from the transactions contemplated by this Agreement or the Loan Documents, including immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its Assets from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, the Borrower hereby expressly and irrevocably waives any such immunity and agrees not to assert any such right or claim in any such proceeding, whether in the United States of America or Argentina or elsewhere, except for the immunity referred to in Section 4.22 in respect of Assets used for the performance of a public service.  The appointment of the Process Agent in clause (c) above shall be irrevocable, except that if for any reason the Process Agent appointed in said clause (c) ceases to be able to act as such, the Borrower will, by an instrument in form and substance reasonably satisfactory to the Administrative Agent, appoint another Person in the Borough of Manhattan as such Process Agent subject to the approval (which approval will not be unreasonably withheld or delayed) of the Administrative Agent (acting at the written direction of the Majority Lenders).

To the extent that the Borrower shall, in any action, suit or proceeding brought in any of the courts referred to in this Section 9.12 or a court of Argentina or elsewhere arising out of or in connection with this Agreement or any of the other Loan Documents, be entitled to the benefit of any provision of applicable law requiring any Lender in such action, suit or proceeding to post security for the costs of the Borrower, or to post a bond or take similar action (caution judicatum solvi or excepción de arraigo), the Borrower hereby irrevocably waives such benefit, in each case to the fullest extent now or in the future permitted under the laws of Argentina or, as the case may be, such other jurisdictions.

Section 9.13                Acknowledgments.  The Borrower hereby acknowledges that:  (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement, (b) none of the Administrative Agent, the Sole Book-Runner and Lead Arranger or any Lender has any fiduciary relationship to the Borrower under this Agreement, and the relationship between the Lenders, on the one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; (c) the Administrative Agent, the Sole Book-Runner and Lead Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, the Sole Book-Runner and Lead Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower or any of its Affiliates; and (d) it is the policy of the Board of Governors of the Federal Reserve System of the United States of America that extensions of credit by international banking facilities, such as the Loans, may be used only to finance operations outside the United States of America of the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Sole Book-Runner and Lead Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.14                WAIVERS OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS

REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION.

Section 9.15                Confidentiality.  The Administrative Agent, the Sole Book-Runner and Lead Arranger and each Lender agrees that it will hold in confidence, in accordance with the customary practices of such Person, any confidential information provided to such Person pursuant to this Agreement; provided that nothing in this Section 9.15 shall be deemed to prevent the disclosure by the Administrative Agent, the Sole Book-Runner and Lead Arranger or any Lender of any such information (a) to any Affiliate, employee, officer, director, accountant, attorney or consultant of such Person, or any auditor, examiner or other Agency, so long as such disclosure is deemed necessary in the reasonable determination of the Administrative Agent, the Sole Book-Runner and Lead Arranger or such Lender, as the case may be, for proper administration and/or enforcement of this Agreement or any Loan Document, or in order to comply with any law or regulation or request of an auditor, examiner or other Agency, (b) that has been or is made public by the Borrower or any of its Subsidiaries or Affiliates or by any third party without breach of this Agreement or that otherwise becomes generally available to the public other than as a result of a disclosure in violation of this Section 9.15, (c) that is or becomes available to any such Person from a third party not known to such Person to be subject to confidentiality obligations to the Borrower, (d) that is required to be disclosed by any Requirement of Law, including to any bank examiners or regulatory authorities, (e) that is required to be disclosed by any court, agency, arbitrator or legislative body, (f) subject to the provisions of Section 9.6(f), to any Transferee or proposed Transferee, (g) as may be required or appropriate in any report, statement or testimony requested by, or submitted to, any municipal, state, Federal or foreign regulatory body having or claiming to have jurisdiction over the Administrative Agent, Sole Book-Runner and Lead Arranger or such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation, other central banks or similar organizations (whether in the United States or elsewhere) or their successors (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (h) as may be required or appropriate in respect to any summons or subpoena or in connection with any investigation, litigation, arbitration or other proceeding (including in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder) and (i) to any direct or indirect contractual counterparty (or its Related Party) in any swap, hedge, security linked to this Agreement or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 9.15.  Notwithstanding the foregoing and any other provision herein, the Borrower and any Lender (and each employee, representative or other agent of the Borrower and any Lender) may disclose to any and all Persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure, if any, of the transactions contemplated by this Agreement, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.  In addition, the Administrative Agent, the Sole Book-Runner and Lead Arranger and the Lenders may disclose the existence of this Agreement and customary information about this Agreement to any regulatory or self-regulatory body, pursuant to law, market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent, the Sole Book-Runner and Lead Arranger and the Lenders in connection with the administration of this Agreement and the other Loan Documents.

Section 9.16                Financial Crime Risk Management Activity.

(a)                               The Borrower hereby agrees and acknowledges that the Lenders may be required to and may take any reasonable action to the extent permitted by Applicable Law, to meet their compliance obligations in connection with the detection, investigation and prevention of Financial Crime (the “Financial Crime Risk Management Activity”).

(b)                              The Lenders may also, subject to the limitations set forth under Applicable Laws, cooperate with local and foreign authorities, through the appropriate channels allowable under Applicable Laws, with respect to Financial Crime Risk Management Activities.

(c)                               The Borrower hereby acknowledges and agrees that, to the extent permissible by law, neither the Lenders nor any other their Affiliates shall be liable to the Borrower or any third party in respect of any damage or loss whether incurred by the Borrower or a third party in connection with the delaying, blocking, suspension or cancelation of any payment or the provision of all or part of the obligations under the Loan Documents, or otherwise required by Applicable Law relating to Financial Crime Risk Management Activity.

Section 9.17                Lending Offices.(a)  Any Lender may at any time change its Lending Office in relation to all or a specified part of its Loan by notifying the Administrative Agent and the Borrower in writing of the fax number, telex number and address of its new Lending Office; provided that such change does not oblige the Borrower to pay any additional amount, cost or expense pursuant to this Agreement, in excess of such additional amount, cost or expense, as the case may be, that the Borrower would otherwise have been obliged to pay.

(b)                              The Initial Lender shall provide to the Borrower a certificate evidencing that it is entitled to the benefits to which a bank is eligible under the Germany-Argentina Tax Treaty, as amended at the date of this Agreement, as soon as practicable after the Effective Date.

Section 9.18                USA Patriot Act.  In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to the funding of terrorist activities and money laundering, including Section 326 of the USA Patriot Act of the United States, each Lender and the Administrative Agent are required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with each Lender and the Administrative Agent. Accordingly, each of the parties agree to provide to each Lender and the Administrative Agent upon their request from time to time such identifying information and documentation as may be available for such party as may be required to enable each Lender and the Administrative Agent to comply with Applicable Law.

Section 9.19                Judgment Currency.  To the fullest extent permitted by law: (a) if, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder from a currency (the “Original Currency” into another currency (the “Other Currency”), the parties hereto agree, to the fullest extent that they may effectively do so, such conversion shall be done at the exchange rate used on the Business Day preceding that day on which final judgment is given and (b) the obligations of the Borrower in respect of any sum due from it to the Administrative Agent or the Lenders shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or the Lenders of any sum adjudged to be due hereunder in the Other Currency the Administrative Agent or the Lenders may in accordance with normal banking procedures purchase and transfer the Original Currency to New York City with the amount of the Other Currency so adjudged to be due, and the Borrower agrees, as a separate obligations and notwithstanding any such judgment, to indemnify the Administrative Agent and the Lenders against, and to pay the Administrative Agent and the Lenders on demand, in the Original Currency, the amount (if any) by which the sum originally due to the Administrative Agent and the Lenders in the Original Currency hereunder exceeds the amount of the Original Currency so purchased and transferred.

Section 9.20                Acknowledgement and Consent to Bail-In of EEA Financial Institutions.   Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                               the applicable of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                              the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                                  a reduction in full or in part or cancellation of any such liability;

(ii)                              a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)                          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 9.21                Liability for Fraudulent Actions.  Nothing herein contained shall limit or be construed to release any Person from liability for fraudulent actions (including collusive bankruptcy) or misappropriation of funds or willful misconduct, or from any of its obligations or liabilities under any agreement executed by such Person in its individual capacity in connection with this Agreement.

[Remainder of page intentionally left blank.]

Schedule 2.1(a)

Commitments

Lender	Commitment
Deutsche Bank AG, London Branch	$200,000,000.00

Schedule 5.1(d)(i)
Form of Quarterly Compliance Certificate

Financial Statement Date: [•]

To:                           Deutsche Bank Trust Company Americas,

as Administrative Agent

60 Wall Street, 16th Floor

Mail Stop: NYC60-1630

New York, NY 10005, U.S.A.

Attn: Project Finance Agency Services, Telecom Argentina S.A.

Ladies and Gentlemen:

I refer to the offer to enter into a term loan agreement (Offer No. 6/2018), dated as of November 8, 2018 (the “Offer”, and as accepted on November 8, 2018, as regulated and governed in accordance to the terms set forth in Annex I thereto and as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”) by Telecom Argentina S.A., a sociedad anónima organized and existing under the laws of Argentina (the “Borrower”), to the Lenders from time to time party thereto, Deutsche Bank Trust Company Americas, as Administrative Agent, and the Sole Book-Runner and Lead Arranger referred to therein.  Terms defined and references construed in the Agreement shall have the same meaning and construction in this Certificate.

Pursuant to Section 5.1(d)(i) of the Agreement, the undersigned Authorized Representative hereby certifies as of the date hereof that:

1.            I am the [Chief Financial Officer/[•]] of the Borrower and, as such, I am authorized to execute and deliver this Certificate to the Administrative Agent and the Lenders on the behalf of the Borrower;

2.            I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and condition of the Borrower during the accounting period ending on the Financial Statement Date specified above; and

3.            The Borrower is in compliance with the financial covenants of the Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of [•].

[Signature page follows]

TELECOM ARGENTINA S.A.

By:
Name:
Title:

By:
Name:
Title:

Schedule 5.1(d)(ii)
Form of Annual Compliance Certificate

Financial Statement Date: December 31, [•]

To:                           Deutsche Bank Trust Company Americas,

as Administrative Agent

60 Wall Street, 16th Floor

Mail Stop: NYC60-1630

New York, NY 10005, U.S.A.

Attn: Project Finance Agency Services, Telecom Argentina S.A.

Ladies and Gentlemen:

I refer to the offer to enter into a term loan agreement (Offer No. 6/2018), dated as of November 8, 2018 (the “Offer”, and as accepted on November 8, 2018, as regulated and governed in accordance to the terms set forth in Annex I thereto and as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”) by Telecom Argentina S.A., a sociedad anónima organized and existing under the laws of Argentina (the “Borrower”), to the Lenders from time to time party thereto, Deutsche Bank Trust Company Americas, as Administrative Agent, and Sole Book-Runner and Lead Arranger referred to therein.  Terms defined and references construed in the Agreement shall have the same meaning and construction in this Certificate.

Pursuant to Section 5.1(d)(ii) of the Agreement, the undersigned Authorized Representative hereby certifies that, as of the date hereof:

1.            I am the [Chief Financial Officer/[•]] of the Borrower and, as such, I am authorized to execute and deliver this Certificate to the Administrative Agent and the Lenders on the behalf of the Borrower;

2.            I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and condition of the Borrower during the accounting period ending on the Financial Statement Date specified above; and

3.            the Borrower is in compliance with the Net Debt to EBITDA Ratio and the Interest Coverage Ratio pursuant to Section 5.18 of the Agreement as follows:

(A) Financial Debt of the Borrower as of [•] less the Borrower’s cash and Cash Equivalents (valued, with respect to instruments falling within clause (c) of such definition, at their mark-to-market value) at such time

AR$	[•]

(B) aggregate EBITDA of the Borrower for the Calculation Period ended on [•]	AR$	[•]
Ratio (A/B)		[•]

(A) aggregate EBITDA of the Borrower for the Calculation Period ended on [•]	AR$	[•]
(B) aggregate Net Interest of the Borrower for the Calculation Period ended on [•]	AR$	[•]
Ratio (A/B)		[•]

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of [•].

TELECOM ARGENTINA S.A.

By:
Name:
Title:

By:
Name:
Title:

Schedule 5.3(a)

Existing Security

None.

Schedule 5.12

Transactions with Affiliates

CLIENTS	Service

ARTE GRAFICO EDITORIAL ARGENTINO S.A.	CATV, Internet
ARTE RADIOTELEVISIVO ARGENTINO S.A.	CATV, Internet
ARTES GRAFICAS RIOPLATENSE S.A.	CATV, Internet
CANAL RURAL SATELITAL S.A.	CATV, Internet, and Advertising
COMPAÑÍA DE MEDIOS DIGITALES (CMD) S.A.	CATV, Internet
COMPAÑÍA INVERSORA EN MEDIOS DE COMUNICACION S.A.	CATV, Internet
CUSPIDE LIBROS S.A.	CATV, Internet
DIARIO LOS ANDES HNOS. CALLE S.A.	CATV, Internet
GC GESTION COMPARTIDA S.A.	CATV, Internet
GRUPO CLARIN S.A. / CABLEVISION HOLDING S.A.	Financial loans
LA VOZ DEL INTERIOR S.A.	CATV, Internet
MAS LOGISTICA S.A.	CATV, Internet
PAPEL PRENSA S A I C F Y DE M	Internet
POLKA PRODUCCIONES S.A.	CATV, Internet
RADIO MITRE S.A.	CATV, Internet and Advertising
TELE RED IMAGEN S.A.	CATV, Internet
TELECOR S.A.C.I.	CATV, Internet
TELEDIFUSORA BAHIENSE S.A.	CATV, Internet
UNIR S.A.	CATV, Internet
UTE FEASA	CATV, Internet

CONTENTS (Suppliers)	Service

ARTE RADIOTELEVISIVO ARGENTINO S.A.	Programming / Coproduction
CANAL RURAL	Programming
TELE RED IMAGEN S.A.	Programming
POLKA PRODUCCIONES S.A.	Coproduction
RADIO MITRE S.A.	Programming

ADMINISTRATIVE (Suppliers)	Service
GC GESTION COMPARTIDA S.A.	Advisory Service, Collection Fee

ADVERTISING/OTHERS (Suppliers)	Service

ARTE GRAFICO EDITORIAL ARGENTINO S.A.	Advertising, Perk Program “Clarín 365” for Cablevision’s Employees
ARTES GRAFICAS RIOPLATENSE S.A.	Magazzine’s Edition and Distribution
ARTE RADIOTELEVISIVO ARGENTINO S.A.	Advertising
COMPAÑÍA DE MEDIOS DIGITALES (CMD) S.A.	Advertising
COMPAÑÍA INVERSORA EN MEDIOS DE COMUNICACIÓN CIMECO S.A.	Advertising
CUSPIDE LIBROS S.A.	Advertising
DIARIO LOS ANDES HNOS. CALLE S.A.	Commercial Services
IMPRIPOST TECNOLOGIAS S.A.	Invoices’ Printing and Enveloping
LA VOZ DEL INTERIOR S.A.	Advertising
MAS LOGISTICA S.A.	Distribution
TELECOR S.A.C.I.	Advertising
UNIR S.A.	Invoices’ Distribution, and Logistics

Schedule 9.2

Lender Addresses

Lender	Address

Deutsche Bank AG, London Branch

Winchester House

1 Great Winchester Street

London, EC2N 2DB

United Kingdom

Attn: Gonzalo Barbón, Nicolas Ferrario, Rodrigo Nonaka and Andres Fernandez Whitechurch

Email: Gonzalo.Barbon@db.com, Nicolas.Ferrario@db.com, Rodrigo.Nonaka@db.com and Andres.Fernandez-Whitechurch@db.com

Phone: +1 (212) 250-3653 or +1 (212) 250-9906

Exhibit A

Form of Assignment and Acceptance

Reference is made to the offer to enter into a term loan agreement( Offer No. 6/2018), dated as of November 8, 2018 (the “Offer”, and as accepted on November 8, 2018, as regulated and governed in accordance to the terms set forth in Annex I thereto and as amended, supplemented and/or otherwise modified from time to time, the “Agreement”) by Telecom Argentina S.A., a sociedad anónima organized and existing under the laws of Argentina (the “Borrower”), to the Lenders from time to time party thereto, Deutsche Bank Trust Company Americas, as Administrative Agent, and the Sole Book-Runner and Lead Arranger referred to therein.  Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

__________________ (the “Assignor”) and ___________________ (the “Assignee”) agree as follows:

1.            The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), a ____% interest (the “Assigned Interest”) in and to all of the Assignor’s rights and obligations under the Agreement with respect to the credit facility contained in the Agreement (including, to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Agreement) as set forth on Schedule 1 (the “Assigned Facility”), in a principal amount for the Assigned Facility as set forth on Schedule 1.

2.            The Assignor:  (a) represents and warrants that the assignment meets all the requirements of Section 9.6 of the Agreement (subject to the consents required under Section 9.6 of the Agreement) (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Agreement or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim, (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any of the Borrower’s Subsidiaries or any other obligor or the performance or observance by the Borrower or any of the Borrower’s Subsidiaries or any other obligor of any of their respective obligations under the Agreement or any other instrument or document furnished pursuant thereto and (d) agrees that it will pay to the Administrative Agent on or before the Effective Date, an assignment fee in an amount of $3,500.

3.            The Assignee:  (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance, (b) represents and warrants that it meets all the requirements to become an assignee under Section 9.6 of the Agreement (subject to the consents required under Section 9.6 of the Agreement), (c) confirms that it has received a copy of the Agreement, together with copies of the financial statements delivered pursuant to Section 5.1(b) and Section 5.1(c) of the Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance, (d) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement or any other instrument or document furnished pursuant thereto, (e) agrees that it will be bound by the provisions of the Agreement and will perform in accordance with its terms all the obligations which by the terms of the Agreement are required to be performed by it as a Lender, and (f) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Agreement or other instrument or document furnished pursuant thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto.

4.            The effectiveness of this Assignment and Acceptance shall be subject to: (a) receipt by Assignor and Assignee of the consent of Borrower if required pursuant to Section 9.6(c) of the Agreement, (b) payment of any fees or other amounts due pursuant to Section 9.6 of the Agreement, and (c) delivery of any required forms and certificates regarding Tax matters.

5.            The effective date of this Assignment and Acceptance shall be [•] (the “Effective Date”).  Following the execution of this Assignment and Acceptance by the Assignor and the Assignee, it will be delivered to the Administrative Agent who, upon receiving such execution by the Assignor and the Assignee, shall record this Assignment and Acceptance pursuant to Section 9.6(c) of the Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five (5) Business Days after execution hereof by all of the required parties).

6.            Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee for such amounts which have accrued subsequent to the Effective Date.  The Assignor and the Assignee shall make all appropriate adjustments in payments by the Borrower for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

7.            From and after the Effective Date, (a) each reference in the Agreement to “Lender” or “Lenders” shall be deemed to include the Assignee, (b) the Assignee shall be a party to the Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and shall be bound by the provisions thereof, and (c) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Agreement with respect to the Assigned Facility (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under the Agreement, such assigning Lender shall cease to be a party to the Agreement).

This Assignment and Acceptance shall be governed by and construed in accordance with the law of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

Schedule 1

To Assignment and Acceptance

Name of Assignor:
Name of Assignee:
Effective Date of Assignment:

Principal Amount Assigned:

[Name of Assignee]

By
Name:
Title:

[Name of Assignor]

By
Name:
Title:

Acknowledged:

Deutsche Bank Trust Company Americas

Administrative Agent

By
Name:
Title:

[Signature Page of Schedule I to the Assignment and Acceptance]

Exhibit B

Form of Notice of Borrowing

[LETTERHEAD OF TELECOM ARGENTINA S.A.]

[•], 2018

To:         Deutsche Bank Trust Company Americas,

as Administrative Agent

60 Wall Street, 16th Floor

Mail Stop: NYC60-1630

New York, NY 10005, U.S.A.

Attn: Project Finance Agency Services, Telecom Argentina S.A.

Ladies and Gentlemen:

The undersigned, Telecom Argentina S.A., a sociedad anónima organized and existing under the laws of Argentina (the “Borrower”), refers to the offer to enter into a term loan agreement (Offer  No. 6/2018), dated as of November 8, 2018 (the “Offer”, and as accepted on November 8, 2018, as regulated and governed in accordance to the terms set forth in Annex I thereto and as amended, supplemented and/or otherwise modified from time to time, the “Agreement”) by the Borrower, to the Lenders from time to time party thereto, Deutsche Bank Trust Company Americas, as Administrative Agent, and the Sole Book-Runner and Lead Arranger referred to therein, hereby gives you irrevocable notice, pursuant to Section 2.3(a) of the Agreement that the undersigned hereby requests a Borrowing under the Agreement, and in connection therewith sets forth below the information relating to such Borrowing as required by Section 2.3(a) of the Agreement:

(1)          The Business Day of the Borrowing Date is [•].

(2)          The amount of the Borrowing is $[•],000,000 ([•] million United States Dollars).

The undersigned hereby certifies that the date of the proposed Borrowing (a) is a date occurring on or after the [Effective Date] [Increase Effective Date] on which all of the conditions precedent set forth in Section [3.1] [3.2] to the disbursement of Loans shall have been satisfied or waived by the Lenders and (b) is prior to the expiration of the Availability Period applicable to the [Initial] [Second] Borrowing.

Delivery of an executed counterpart of this Notice of Borrowing and any other notice in connection herewith by telecopier or electronic mail shall be effective as delivery of an original executed counterpart of this Notice of Borrowing.

[Signature page follows]

Very truly yours,

TELECOM ARGENTINA S.A.

By:
Title:
Address:
Telephone No.:
Fax No.:
E-mail:

By:
Title:
Address:
Telephone No.:
Fax No.:
E-mail:

Exhibit C

Form of Officer’s Certificate of the Borrower

[•], 2018

To:         Deutsche Bank Trust Company Americas,

as Administrative Agent

60 Wall Street, 16th Floor

Mail Stop: NYC60-1630

New York, NY 10005, U.S.A.

Attn: Project Finance Agency Services, Telecom Argentina S.A.

Ladies and Gentlemen:

I refer to the offer to enter into a term loan agreement (Offer  No. 6/2018), dated as of November 8, 2018 (the “Offer”, and as accepted on November 8, 2018, as regulated and governed in accordance to the terms set forth in Annex I thereto, and as amended, supplemented and/or modified from time to time, the “Agreement”) by Telecom Argentina S.A., a sociedad anónima organized and existing under the laws of Argentina (the “Borrower”), to the Lenders from time to time party thereto, Deutsche Bank Trust Company Americas, as Administrative Agent, and the Sole Book-Runner and Lead Arranger referred to therein.  Terms defined and references construed in the Agreement have the same meaning and construction in this Certificate.

I am a duly authorized officer of the Borrower and I hereby certify as follows as of the date hereof:

1.            I am duly authorized to give this Certificate.

2.            Organizational Documents:  Attached as Exhibit A to this Certificate and signed or initialed by me for the purpose of identification is a true, complete and up-to-date copy of the Borrower’s organizational documents as amended from time to time and in effect when it signed the Agreement and on the date of this Certificate, and a recent certificate of good standing (or equivalent) of the Borrower.

3.            Due Authorization:  Attached as Exhibit B to this Certificate and signed or initialed by me for the purpose of identification is a true and complete copy of the minutes (or copies of public deeds containing such minutes) of the duly convened meeting of the board of directors of the Borrower duly held on November [•], 2018, at which a duly constituted quorum of directors was present and voting throughout and at which the resolutions set out in the minutes were duly passed.  Each of those resolutions remains in full force and effect without modification.

4.            Incumbency:  Each person who signed the Agreement on behalf of the Borrower was a duly authorized signatory of the Borrower when the Agreement was entered into.  Attached as Exhibit C to this Certificate and signed or initialed by us for the purpose of identification is a list of the names and titles, and specimen of the signatures, of the persons who are at the date of this Certificate officers of the Borrower and who (either individually or with others, as provided in the resolutions) signed the Agreement and/or are authorized to give all communications and take any other action required under or in connection with the Agreement on behalf of the Borrower.

5. Material Adverse Effect: Since June 30, 2018, no Material Adverse Effect has occurred, nor has there occurred, since the Effective Date, a material adverse effect on general capital or commercial banking market conditions, the international capital markets or the macroeconomic context of Argentina;

6. Representation and Warranties: Each of the representations and warranties made by the Borrower in or pursuant to the Agreement are: (i) if such representation or warranty is qualified as to materiality or by reference to the existence of a Material Adverse Effect, true and correct to the extent of such qualification on and as of the date hereof (except for such representations and warranties which are expressly stated to have been made on and as of an earlier date, which were true and correct to the extent of such qualification on and as of such earlier date); or (ii) if such representation or warranty is not so qualified, true and correct in all material respects on and as of the date hereof (except for such representations and warranties which are expressly stated to have been made on as of an earlier date, which were true and correct in all material respects on and as of such earlier date).

7. No Default: No Potential Event of Default, Event of Default or Prepayment Event has occurred and is continuing or would result from the making of the Loans on the Closing Date.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, I have signed this Certificate as of the date first written above.

By:
Name:
Title:

Exhibit D

[RESERVED]

Exhibit E

Form of Legal Opinion of EGFA Abogados
special Argentine counsel to the Borrower

[See attached.]

Exhibit F

Form of Legal Opinion of Cleary Gottlieb Steen & Hamilton LLP
special New York counsel to the Borrower

[See attached.]

Exhibit G

Form of Request for Facility Increase

[DATE]

Deutsche Bank Trust Company Americas

60 Wall Street, 16th Floor

Mail Stop: NYC60-1630

New York, NY 10005, U.S.A.

Attention: Project Finance Agency Services, Telecom Argentina S.A.

as Administrative Agent

RE:        That certain Term Loan Agreement, dated as of November 8, 2018 (as the same may be modified, amended, or restated from time to time, the “Term Loan Agreement”), by and among TELECOM ARGENTINA S.A., a sociedad anónima organized and existing under the laws of Argentina (the “Borrower”), DEUTSCHE BANK TRUST COMPANY AMERICAS, as administrative agent (the “Administrative Agent”), the lender party thereto from time to time (the “Lender”), and the sole book-runner and lead arranger identified therein.  Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Term Loan Agreement and the rules of interpretation set forth in Section 1.2 of the Term Loan Agreement shall apply herein as if fully set forth herein, mutatis mutandis.

Ladies and Gentlemen:

This facility increase request (this “Request”) is executed and delivered by the Borrower to the Administrative Agent pursuant to Section 2.16 of the Term Loan Agreement.

The Borrower hereby requests an increase in the Commitments of the Lender in the aggregate amount of $[INCREASE AMOUNT]1 (the “Facility Increase”) for a Total Commitment in the amount of $[NEW TOTAL COMMITMENT AMOUNT].2

In connection with this Request, the Borrower hereby represents, warrants and certifies as of the date hereof and as of the date of the requested Facility Increase to the Administrative Agent for the benefit of the Lenders that:

(a)                               On and as of the date hereof, each of the representations set forth in Article IV of the Term Loan Agreement are true and correct in all material respects, and will be true and correct in all material respects immediately after the request herein becomes effective, with the same force and effect as if made on and as of such date (except for any representation and warranty that relates to a specified date, in which case such

1  Not to exceed $100,000,000, and to be increments of $15,000,0000.

2  Not to exceed $300,000,000.

representation and warranty was true and correct in all material respects as of such specified date);

(b)                              No Event of Default or Potential Default exists and is continuing on and as of the date hereof or will exist on the date any Facility Increase becomes effective; and

(c)                               as of the date hereof, no event has occurred since the date of the most recent financial statements of the Borrowers delivered to the Administrative Agent which could reasonably be expected to have a Material Adverse Effect.  In the event that between the date hereof and the Increase Effective Date, any event should occur which could reasonably be expected to have a Material Adverse Effect, the Borrower shall promptly notify Administrative Agent.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

The undersigned hereby certifies each and every matter contained herein to be true and correct as of the respective dates set forth above.

TELECOM ARGENTINA S.A., as Borrower

By:
Name:
Title:

By:
Name:
Title:

Exhibit H

Form of Lender Accession Agreement

[•], 2018

[NAME OF ADDITIONAL LENDER]

[ADDRESS OF ADDITIONAL LENDER[

as Additional Lender

Deutsche Bank AG, London Branch

Winchester House

1 Great Winchester Street

London, EC2N 2DB

United Kingdom

as Initial Lender

Deutsche Bank Trust Company Americas

60 Wall Street, 16th Floor

Mail Stop: NYC60-1630

New York, NY 10005, U.S.A.

Attention: Project Finance Agency Services, Telecom Argentina S.A.

as Administrative Agent

Re: Telecom Argentina S.A. – Offer No. [__]/2018

Dear Sirs,

Telecom Argentina S.A., a sociedad anónima organized and existing under the laws of Argentina (the “Borrower”), hereby irrevocably offers [NAME OF ADDITIONAL LENDER] (the “Additional Lender”), Deutsche Bank AG, London Branch, as initial lender (the “Initial Lender”), and Deutsche Bank Trust Company Americas, as administrative agent (the “Administrative Agent”), to enter into a lender accession agreement in the form attached hereto as Annex A (including the schedule thereto) (the “Offer”, and once accepted pursuant to the terms hereof, the “Lender Accession Agreement”).

This Offer shall be open for acceptance in writing by the Additional Lender, the Initial Lender and the Administrative Agent until 11:59 p.m. Buenos Aires time on [•], 2018, unless extended in writing for an additional period of time by the Borrower (the “Expiration Date”); forthwith after the Expiration Date, this Offer shall automatically lose all force and effect.

Upon delivery of a written letter of acceptance of the Offer substantially in the form attached hereto as Annex B, on or before the Expiration Date, the Lender Accession Agreement shall become in full force and effect subject to the terms and conditions set forth in Annex A as if the parties had executed and delivered the same and shall be legally binding upon, and enforceable against, each and all of the parties, and each and all of them shall become parties to the Lender Accession Agreement.  The Lender Accession Agreement shall be deemed entered into as of the date of the acceptance of the Additional Lender, the Initial Lender and the Administrative Agent.

This Offer shall be governed by, and interpreted in accordance with, the law of the State of New York (without regard to conflicts of law principles other than sections 5-1401 and 5-1402 of the New York general obligations law).

We hereby agree that the delivery of the acceptance notice and service of all notices, writs, process and summons in any suit, action or proceeding brought in connection with this Offer may be made upon us by service to the address, and in the manner, set forth in Section 9 of Annex A hereto.

[Signature page follows]

Sincerely,

TELECOM ARGENTINA S.A., as Borrower

By:
Name:
Title:

By:
Name:
Title:

Annex A (Form of Lender Accession Agreement)

Reference is made to that certain Term Loan Agreement, dated as of November [__], 2018 (as the same may be modified, amended, or restated from time to time, the “Term Loan Agreement”), by and among the Borrower, the DEUTSCHE BANK AG LONDON BRANCH, as initial lender (the “Initial Lender” and, together with any other lenders party thereto from time to time, the “Lenders”), DEUTSCHE BANK TRUST COMPANY AMERICAS, as administrative agent (the “Administrative Agent”), and DEUTSCHE BANK AG, LONDON BRANCH, as sole book-runner and sole lead arranger.  Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Term Loan Agreement and the rules of interpretation set forth in Section 1.2 of the Term Loan Agreement shall apply herein as if fully set forth herein or mutatis mutandis.

1.  The Additional Lender agrees to become a Lender, for all purposes under the Term Loan Agreement and the other Loan Documents, to be bound by the terms of the Term Loan Agreement and the other Loan Documents as a Lender pursuant to Sections 2.16(b) and 9.6(i) of the Term Loan Agreement.  Upon the effectiveness hereof, the Commitment of the Additional Lender will be as set forth on Schedule 1 hereto.

2.  The Additional Lender confirms that it has received a copy of the Term Loan Agreement and the other Loan Documents, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Lender Accession Agreement.

3. The Additional Lender:  (a) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Term Loan Agreement or any other Loan Document; (b) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Term Loan Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (c) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Term Loan Agreement are required to be performed by it as a Lender; (d) attaches (or has delivered to the Administrative Agent) completed and signed copies of any forms that may be required by the U.S. Internal Revenue Service (together with any additional supporting documentation required pursuant to applicable Treasury Department regulations or such other evidence satisfactory to the Administrative Agent) in order to certify the Additional Lender’s exemption from U.S. withholding taxes with respect to any payments or distributions made or to be made to the Additional Lender in respect of the Loans or under the Term Loan Agreement.

4. Following the execution of this Lender Accession Agreement, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent.  The effective date for this Lender Accession Agreement shall be the date recited above, unless otherwise specified on Schedule 1 hereto.

6.  THIS LENDER ACCESSION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO UNDER THIS LENDER ACCESSION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

7.  This Lender Accession Agreement may be executed by one or more of the parties to this Lender Accession Agreement on any number of separate counterparts (including by telecopy or e-mail transmission of a .pdf copy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

8.  Any notice or other communications to the Additional Lender shall be sent to the Additional Lender in accordance with the notice provisions of the Term Loan Agreement at the following address:

[ADDRESS]

9.  The Additional Lender acknowledges that it is subject to and bound by all of the terms and conditions of the Term Loan Agreement, INCLUDING, WITHOUT LIMITATION, THE GOVERNING LAW, CHOICE OF FORUM, CONSENT TO SERVICE OF PROCESS AND JURISDICTION AND WAIVER OF TRIAL BY JURY PROVISIONS OF SECTIONS 9.11, 9.12 AND 9.14 THEREOF, in the same manner and to the same extent as if it had directly executed the Term Loan Agreement.

SCHEDULE 1
TO
LENDER ACCESSION AGREEMENT

Additional Lender	Commitment
[NAME]	$[AMOUNT]
Total Commitment (of all Lenders) after giving effect to this Lender Accession Agreement	$[AMOUNT]

[Effective date (if other than date of this Lender Accession Agreement):  [______________].]

ANNEX B to Offer in Respect of Lender Accession Agreement

[•], 2018

Telecom Argentina S.A.

Avenida Alicia Moreau de Justo 50

Ciudad Autónoma de Buenos Aires

Argentina, C1107AAB

Attention: Marcelo Iribarne

Email: miribarne@teco.com.ar

as Borrower

Re: Telecom Argentina S.A. – Offer No. [_]/2018

Dear Mr. Iribarne,

Reference is hereby made to Offer No. [_]/2018, dated as o[•], 2018 (“Offer No. [_]/2018”), from Telecom Argentina S.A., as borrower (the “Borrower”), to [NAME OF ADDITIONAL LENDER], as additional lender (the “Additional Lender”), Deutsche Bank AG, London Branch, as initial lender (the “Initial Lender”), and Deutsche Bank Trust Company Americas, as administrative agent (the “Administrative Agent”), in connection with the Lender Accession Agreement referred to therein.  The Additional Lender, Initial Lender and the Administrative Agent hereby notify the Borrower of their acceptance of Offer No. [_]/2018, with effect as of the date hereof.

[Signature pages follow]

Sincerely,

[NAME OF ADDITIONAL LENDER], as Additional Lender

By:
Name:
Title:

Acknowledge and accepted:

DEUTSCHE BANK AG, LONDON BRANCH, as Initial Lender

By:
Name:
Title:

By:
Name:
Title:

Accepted:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

ANNEX II

November [•], 2018

Telecom Argentina S.A.

Avenida Alicia Moreau de Justo 50

Ciudad Autónoma de Buenos Aires

Argentina, C1107AAB

Attention: Marcelo Iribarne

Email: miribarne@teco.com.ar

as Borrower

Re: Telecom Argentina S.A. – Offer No. 6/2018

Dear Mr. Iribarne,

Reference is hereby made to Offer No. 6/2018, dated as of November [•], 2018 (“Offer No. 6/2018”), from Telecom Argentina S.A., as borrower (the “Borrower”), to Deutsche Bank AG, London Branch, as initial lender (as “Initial Lender”), Deutsche Bank Trust Company Americas, as administrative agent (the “Administrative Agent”), and Deutsche Bank AG, London Branch, as sole book-runner and lead arranger (the “Sole Book-Runner and Lead Arranger”), in connection with the Term Loan Agreement referred to therein.  The Initial Lender, the Administrative Agent and the Sole Book-Runner and Lead Arranger hereby notify the Borrower of their acceptance of Offer No. 6/2018, with effect as of the date hereof.

[Signature pages follow]

Sincerely,

DEUTSCHE BANK AG, LONDON BRANCH, as Initial Lender and Sole Book-Runner and Lead Arranger

By:
Name:
Title:

By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title: